UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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THE PMI GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INVITATION TO ANNUAL MEETING

OF STOCKHOLDERS

THE PMI GROUP, INC.

April 15, 2005

Dear Stockholder,

You are cordially invited to attend the 2005 Annual Meeting of Stockholders of The PMI Group, Inc. to be held on Thursday, May 19, 2005, at 9:00 a.m. Pacific daylight time, at our headquarters located at 3003 Oak Road in Walnut Creek, California.

We look forward to greeting our stockholders. As explained in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, the purposes of the meeting are:

1.	The election of directors.

2.	The ratification of the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2005.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors unanimously recommends that you vote FOR the nominees for director identified in the Proxy Statement; and FOR ratification of the appointment of Ernst & Young LLP as independent auditors.

At the meeting, we will report on our business and there will be an opportunity for you to ask questions.

WHETHER OR NOT YOU EXPECT TO ATTEND, TO ENSURE YOUR REPRESENTATION AT THE MEETING AND THE PRESENCE OF A QUORUM, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD PROMPTLY. STOCKHOLDERS OF RECORD MAY ALSO GIVE THEIR PROXY BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS ACCOMPANYING THE PROXY CARD. ANY PERSON GIVING A PROXY HAS THE POWER TO REVOKE IT AT ANY TIME BEFORE IT IS VOTED AND STOCKHOLDERS WHO ARE PRESENT AT THE MEETING MAY WITHDRAW THEIR PROXIES AND VOTE IN PERSON.

W. Roger Haughton Chairman of the Board of Directors and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The PMI Group, Inc., a Delaware corporation, will be held on Thursday, May 19, 2005, at 9:00 a.m. Pacific daylight time, at our headquarters located at 3003 Oak Road, Walnut Creek, California 94597, for the following purposes:

1.	To elect directors to serve until the next annual election and until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2005; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on April 1, 2005 are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

By Order of the Board of Directors

Victor J. Bacigalupi
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

April 15, 2005

YOUR VOTE IS IMPORTANT. PLEASE PROMPTLY COMPLETE,

SIGN, DATE AND RETURN YOUR PROXY CARD.

PROXY STATEMENT

This Proxy Statement and the accompanying proxy are being mailed on or about April 15, 2005 in connection with the solicitation of proxies on behalf of the Board of Directors of The PMI Group, Inc., a Delaware corporation (“PMI” or the “Company”), for use at the Annual Meeting of Stockholders to be held Thursday, May 19, 2005 at 9:00 a.m. Pacific time at our headquarters located at 3003 Oak Road, Walnut Creek, California and at any adjournment or postponement thereof (the “Annual Meeting”).

Our principal executive office is located at 3003 Oak Road, Walnut Creek, California 94597. The telephone number at that address is (925) 658-7878.

RECORD DATE AND SHARES OUTSTANDING.    The record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting is April 1, 2005 (the “Record Date”). As of the close of business on that date, approximately 93,778,193 shares of common stock were outstanding.

REVOCABILITY OF PROXIES.    A proxy is revocable by written notice delivered to the Secretary of PMI at our principal executive office at any time before it is voted and may also be revoked by signing and delivering a proxy with a later date or by attending the Annual Meeting and voting in person.

VOTING AND SOLICITATION.    For each matter that may come before the Annual Meeting, each stockholder will be entitled to one vote for each share of common stock registered in the stockholder’s name as of the close of business on the Record Date. The Chairman of the Board will announce the opening and closing of the polls during the Annual Meeting. Proxies must be received prior to the closing of the polls in order to be counted. Instead of submitting a signed proxy card, stockholders of record may submit their proxies by telephone using the control number and instructions accompanying the proxy card. Telephonic voting may not be available to stockholders who hold their shares through a broker, nominee, fiduciary or other custodian. The enclosed proxy is solicited by our Board of Directors. If the proxy is properly executed and returned, and choices are specified, the shares represented thereby will be voted at the Annual Meeting in accordance with those instructions. If no choices are specified, a properly executed proxy will be voted as follows:

FOR –  election to the Board of the 15 individuals nominated by the Board of Directors; and

FOR –  ratification of the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2005.

Any other business that may properly come before the meeting will be voted at the discretion of the proxy holder.

A quorum is necessary to conduct the business of the Annual Meeting. The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by PMI to act as election inspectors for the Annual Meeting. Withhold votes, abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

If you are a beneficial stockholder and your broker holds your shares in its name, under the rules of the Nasdaq Stock Market and the New York Stock Exchange the broker is generally permitted to vote your shares on the election of directors and the ratification of Ernst & Young LLP as our independent auditors even if the broker does not receive voting instructions from you.

A plurality of the votes cast is required for the election of directors (Item 1). This means that the 15 nominees who receive the most votes will be elected to the 15 open directorships even if they get less than a majority of the votes cast. Abstentions and broker non-votes will have no effect on the outcome of the vote on this matter.

The affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote on the matter is required for the ratification of the appointment of Ernst & Young LLP as independent auditors (Item 2). Abstentions will effectively count as a vote against ratification of the appointment of Ernst & Young LLP as independent auditors. Broker non-votes will have no effect on the outcome of the vote on this matter.

If you are a participant in our Savings and Profit Sharing Plan or Alternate 401(k) Plan (together, the “401(k) Plans”), you will receive a separate proxy that applies to the shares you own through the 401(k) Plans. Your proxy will serve as a voting instruction for the 401(k) Plans’ trustees. If no choices are specified, a properly executed proxy will be voted by the 401(k) Plans’ Investment Committees. If you own shares through the 401(k) Plans and you do not vote, the 401(k) Plans’ Investment Committees will vote those shares.

The cost of this solicitation will be borne by PMI. MacKenzie Partners, Inc. has been retained by PMI to assist in the solicitation of proxies at an estimated fee of $6,000 plus reimbursement of reasonable expenses. In addition, PMI may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in mailing solicitation material to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, but we will not additionally compensate our directors, officers or other employees for these services. Solicitation may be conducted in person, by telephone, by email, by facsimile or by any other means of communication.

Our Annual Report to Stockholders for the year ended December 31, 2004 has been mailed with this document. Stockholders should refer to the Annual Report to Stockholders for financial and other information about our activities. However, the Annual Report to Stockholders is not incorporated by reference into this Proxy Statement and is not to be deemed a part of this Proxy Statement.

Our bylaws and proxy rules promulgated by the Securities and Exchange Commission (“SEC”) provide that stockholders may submit nominations for directors at an annual meeting if they comply with certain requirements. Any nomination for director submitted by a stockholder must have been received by the Secretary of PMI at our principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting to be considered timely. PMI has not received any nominations for directors from stockholders. Stockholders were also entitled to present proposals for inclusion in our Proxy Statement and form of proxy for the Annual Meeting by writing to the Secretary of PMI by December 18, 2004. Stockholders who wished to submit proposals or director nominations not included in the Proxy Statement and proxy must have done so between January 27, 2005 and February 26, 2005. PMI has not received any proposals from stockholders.

ITEM 1:    ELECTION OF DIRECTORS

A Board of 15 directors is to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the 15 nominees named below. All of the nominees are presently directors of the Company except for José H. Villarreal, who was nominated by the Board for election as director upon the recommendation of the Governance and Nominating Committee. The nomination of Mr. Villarreal was recommended to the Governance and Nominating Committee by W. Roger Haughton, Chairman and Chief Executive Officer of PMI. Each person elected will serve a one-year term as a director until the next annual meeting and until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Each nominee has consented to being named in this Proxy Statement and has indicated a willingness to serve if elected. However, if at the Annual Meeting any of the nominees named below is not available to serve as a director (an event that the Board of Directors does not anticipate), the proxies will be voted for the election of such other person or persons as the proxy holders may designate, unless the Board of Directors, in its discretion, reduces the number of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE NOMINEES NAMED BELOW, AND UNLESS A STOCKHOLDER GIVES INSTRUCTIONS ON THE PROXY CARD TO THE CONTRARY, THE PROXY WILL BE VOTED FOR THE NOMINEES.

NOMINEES FOR DIRECTOR OF THE PMI GROUP. Set forth below is certain information for each nominee, based on data furnished by them.

MARIANN BYERWALTER, 44, has been one of our directors since May 2001. Ms. Byerwalter is currently Chairman of JDN Corporate Advisory LLC, a privately-held advisory services firm. Ms. Byerwalter served as Chief Financial Officer and Vice President for Business Affairs of Stanford University from February 1996 through February 2001. Prior to joining Stanford University, she was a partner and co-founder of America First Financial Corporation from 1987 through January 1996. Ms. Byerwalter was also the Chief Operating Officer, Chief Financial Officer and a director of America First Eureka Holdings, the holding company for EurekaBank, a publicly-traded institution. She was the Chief Financial Officer of EurekaBank from 1993 to 1996 and was a member of its board of directors from 1988 until the company was sold in 1998. Ms. Byerwalter currently serves on the boards of SchwabFunds, Redwood Trust, Inc., Pacific LifeCorp and America First Companies. She serves as a director and as Chair of the audit committees of the Stanford Hospital & Clinics and the Lucile Packard Children’s Hospital. She also serves on the board of trustees of Stanford University. She is Chair of our Audit Committee and a member of our Governance and Nominating Committee.

DR. JAMES C. CASTLE, 68, has been one of our directors since May 1997. Dr. Castle is currently President and Chief Executive Officer of Castle Information Technologies, LLC, a provider of information technology and board of director consulting services. Dr. Castle was Chairman and Chief Executive Officer of DST Systems of California, Inc. (formerly known as USCS International, Inc.) from 1992 until he retired in April 2002. Dr. Castle served as Chief Executive Officer and director of Teradata Corporation from August 1991 through April 1992. Dr. Castle also serves on the boards of ADC Telecommunications, Inc., Southwest Water Co. and Verifone, Inc. He is a member of our Audit Committee.

CARMINE GUERRO, 63, has been one of our directors since August 2002. Mr. Guerro has been Chairman of Grosvenor Americas Limited, a private property development and investment company, since March 2002. Prior thereto, he was a partner at PricewaterhouseCoopers for 26 years, holding a variety of positions including Vice Chairman of Client Service and Managing Partner of the Western Region. He was also a member of the Executive Committee of the firm. Mr. Guerro’s past civic board affiliations include President of the International Diplomacy Council of the Bay Area, Chairman of the University of California at Berkeley Business School Professional Accounting Program and member of the board of directors for the Bay Area Council. He is Vice-Chair of our Audit Committee.

W. ROGER HAUGHTON, 57, is Chairman of the Board and Chief Executive Officer of PMI and Chairman of PMI Mortgage Insurance Co. He brings more than 35 years of experience to his positions. Mr. Haughton joined us in 1985 from Allstate Insurance Company, where he held various underwriting positions since 1969. He became President and Chief Executive Officer of PMI Mortgage Insurance Co. in January 1993. He became President, Chief Executive Officer and a director of PMI when PMI went public in April 1995, and was elected Chairman of the Board in May 1998. A graduate of the University of California at Santa Barbara, Mr. Haughton holds a B.A. in economics. He is a past President of Mortgage Insurance Companies of America, the industry trade association. Mr. Haughton has a long history of active volunteerism with various affordable housing organizations. Mr. Haughton has served as a member of the boards of directors of Habitat for Humanity International and the National Council of La Raza. He serves as Chairman of the board of trustees, and is a former Chairman, of Social Compact, a Washington D.C. organization dedicated to promoting revitalization of America’s inner cities. He is also on the executive committee and board of San Francisco’s Bay Area Council.

Mr. Haughton is a trustee for the University of California at Santa Barbara, and he also serves on the policy advisory boards for both the Fisher Center for Real Estate & Urban Economics at the University of California at Berkeley and the School of Real Estate at the University of San Diego. He is a member of our Financial Guaranty Oversight Committee.

WAYNE E. HEDIEN, 71, has been one of our directors since January 1995 and was a director of PMI Mortgage Insurance Co. from February 1983 through May 1990 and from April 1992 through January 1995. Mr. Hedien was the Chairman of the Board of Allstate Insurance Company from July 1989 through December 1994 and was elected to the same position with The Allstate Corporation in March 1993 in preparation for The Allstate Corporation’s initial public offering. He held a variety of senior executive positions with Allstate Insurance Company and its affiliates prior to his retirement in December 1994. He is also on the board of directors of the Morgan Stanley Funds and is Vice Chairman of the board of trustees of the Field Museum of Chicago. He is Vice Chair of our Governance and Nominating Committee and a member of our Investment and Finance Committee.

LOUIS G. LOWER II, 59, has been one of our directors since May 2001. Mr. Lower has been President and Chief Executive Officer and a director of Horace Mann Educators Corporation, a multiline insurance corporation focusing on the retirement planning and personal insurance needs of the educational community, since February 2000. Before joining Horace Mann, Mr. Lower served as Chairman and Chief Executive Officer of Allstate Life Insurance Company and was a director of Allstate Insurance Company, Allstate Life Insurance Company and Allstate Federal Savings Bank. Prior to being elected Chairman of Allstate Life Insurance Company in 1999, Mr. Lower served as that company’s President and Chief Executive Officer from 1990 and as Senior Vice President, Treasurer and Chief Investment Officer of both Allstate Life Insurance Company and Allstate Insurance Company from 1986 to 1989. Mr. Lower joined Allstate Insurance Company in 1976 and held a number of positions prior to becoming Executive Vice President in 1989. Mr. Lower also serves on the boards of directors of the National Education Association Foundation for the Improvement of Education and the Abraham Lincoln Presidential Library and Museum. He is a director and past Chairman of Life Office Management Association and has served on the boards of the American Council of Life Insurers, Life Insurance Marketing and Research Association, Inc., Life Underwriter Training Counsel, National Association of Variable Annuities and the American College. He is Vice Chair of our Compensation Committee and a member of our Investment and Finance Committee.

RAYMOND L. OCAMPO JR., 52, has been one of our directors since May 1999. He has been a member of the board of directors of the Berkeley Center for Law & Technology since January 2000 and served as Executive Director from August 1997 through December 1999. Mr. Ocampo was Senior Vice President, General Counsel and Secretary at Oracle Corporation from September 1990 until his retirement in November 1996. Mr. Ocampo joined Oracle in July 1986 and held various senior and executive positions with Oracle until retirement. Mr. Ocampo is a member of the board of directors of CytoGenix, Inc., Intraware, Inc., Keynote Systems, Inc. and VitalStream Holdings, Inc. He is Chair of our Compensation Committee.

JOHN D. ROACH, 61, has been one of our directors since May 1997. Mr. Roach has served as the Chairman and Chief Executive Officer of Stonegate International, a private investment and advisory services firm since 2001, and as Chairman of Unidare U.S., the North American subsidiary of Unidare plc, a public Irish company and a leading wholesaler of maintenance, repair and operation (MRO) supplies and products to the welding, safety and industrial markets since 2002. He served as the Chairman, President and Chief Executive Officer of Builders FirstSource from October 1997 to 2001. Prior to joining Builders FirstSource, he was the Chairman, President and Chief Executive Officer of Fibreboard Corporation. From 1987 to 1991, Mr. Roach held senior positions with Manville Corporation, having served as Executive Vice President—Operations, President of Building Products Operations and Chief Financial Officer. Prior to joining Manville, Mr. Roach was a strategy consultant and senior officer of Braxton Associates, Booz Allen Hamilton and The Boston Consulting Group. Mr. Roach currently serves on the boards of URS Corporation, Material Sciences and Kaiser Aluminum Corporation. Mr. Roach has previously served on the boards of directors of Fibreboard, Magma Power, Thompson PBE, the American Stock Exchange, NCI Building Systems and Washington Group International. He is a member of our Audit Committee.

DR. KENNETH T. ROSEN, 56, has been one of our directors since January 1995 and was a director of PMI Mortgage Insurance Co. from October 1993 through January 1995. Dr. Rosen has been a Professor of Business Administration at the Haas School of Business since July 1978, and Chairman of the Fisher Center for Real Estate & Urban Economics since 1979, each at the University of California at Berkeley. He is also Chairman of the Rosen Consulting Group, a real estate and mortgage market consulting firm. Dr. Rosen serves as the Chairman of Rosen Real Estate Securities. Dr. Rosen is also on the boards of directors of Golden West Financial Corporation and Avatar Holdings, Inc. He is Chair of our Investment and Finance Committee and a member of our Governance and Nominating Committee.

STEVEN L. SCHEID, 51, has been one of our directors since August 2002. Since April 2004, Mr. Scheid has served as Chief Executive Officer and Chairman of the Board of Janus Capital Group, Inc. Mr. Scheid joined the Janus board in December 2002 and was appointed Chairman in January 2004. Prior to his retirement in 2002, Mr. Scheid served as Vice Chairman of The Charles Schwab Corporation and President of Schwab’s retail group since 2000. Prior thereto, Mr. Scheid headed Schwab’s financial products and services group and was the firm’s Chief Financial Officer from 1996 through 1999. Mr. Scheid also serves on the board of directors of Autodesk, Inc. From 2001 to 2002, Mr. Scheid served on the Federal Advisory Council, which provides oversight to the Federal Reserve Board, Washington, D.C. The appointment was made by the 12th District Federal Reserve Bank. Mr. Scheid is a member of our Compensation Committee and Investment and Finance Committee.

L. STEPHEN SMITH, 55, has been President and Chief Operating Officer of PMI and PMI Mortgage Insurance Co. since September 1998, and has been Chief Executive Officer of PMI Mortgage Insurance Co. since January 2004. Prior thereto, he was Executive Vice President of Marketing and Field Operations of PMI Mortgage Insurance Co. since May 1994 and was elected to the same positions with PMI in January 1995. Prior thereto, he held various executive positions with the Company since 1991. Mr. Smith joined us in 1979. He also serves as Vice President and Secretary/Treasurer of Mortgage Insurance Companies of America. Mr. Smith is a member of our Financial Guaranty Oversight Committee.

RICHARD L. THOMAS, 74, has been one of our directors since July 1996. Mr. Thomas is the retired Chairman of First Chicago NBD Corporation and its principal subsidiary, The First National Bank of Chicago. From January 1, 1992 until December 1, 1995, he was Chairman and Chief Executive Officer of First Chicago Corporation, after which he served as Chairman of First Chicago NBD Corporation until May 1996. Mr. Thomas is also on the boards of directors of Sabre Holdings Corporation, Sara Lee Corporation and Exelon Corporation. He is Chair of our Governance and Nominating Committee and a member of our Compensation Committee. As Chair of our Governance and Nominating Committee, Mr. Thomas presides at executive sessions of the non-management directors at each regularly scheduled Board meeting.

JOSÉ H. VILLARREAL, 52, nominee for election as director, has been a partner at the law firm of Akin Gump Strauss Hauer & Feld LLP since July 1994. He currently serves on the board of directors of Wal-Mart Stores, Inc., and from 1993–1999 served as a presidential appointee to the board of directors of Fannie Mae. He currently serves on the board of directors of the Close-Up Foundation, one of the nation’s leading civic education organizations and previously served as chairman of the board of the National Council of La Raza and Vice-Chairman of the board of the Congressional Hispanic Caucus Institute. In 2000, he served as national treasurer of the Gore-Lieberman presidential campaign.

MARY LEE WIDENER, 66, has been one of our directors since January 1995 and was a director of PMI Mortgage Insurance Co. from October 1993 through January 1995. Ms. Widener has been President, Chief Executive Officer and a member of the board of directors of Neighborhood Housing Services of America, Inc. since May 1974. Prior to the end of two four-year terms on December 31, 2003, Ms. Widener served as Chairman of the board of directors of the Federal Home Loan Bank of San Francisco. She serves as Chairman of the board of directors of Social Compact, and is a member of the boards of directors of the S. H. Cowell Foundation, Downs Community Development Corporation and Operation Hope. She is a member of our Audit Committee and our Investment and Finance Committee.

RONALD H. ZECH, 61, has been one of our directors since May 1998. He is currently Chairman and Chief Executive Officer of GATX Corporation, a leading provider of specialized finance and leasing solutions to businesses and partners worldwide. GATX Corporation focuses primarily on rail, aircraft and marine assets. Mr. Zech was elected Chairman of GATX Corporation in April 1996, Chief Executive Officer in January 1996, and President in July 1994, serving as President through October 2004. Mr. Zech is also on the board of directors of McGrath RentCorp. He is a member of our Compensation Committee, our Governance and Nominating Committee and our Financial Guaranty Oversight Committee.

CORPORATE GOVERNANCE

(Further Information Concerning the Board of Directors)

CORPORATE GOVERNANCE GUIDELINES.    Our Board of Director Guidelines on Significant Corporate Governance Issues (“governance guidelines”) are attached to this Proxy Statement as Appendix A. Our corporate governance materials, including the governance guidelines and key committee charters, are published in the corporate governance section of our website at www.pmigroup.com and are available in print to any stockholder upon written request to the Secretary of the Company. Our Board and Board committees regularly review corporate governance developments and modify the governance guidelines, charters and practices as warranted. Any modifications are reflected on our website. Information contained on our website is not deemed incorporated into this Proxy Statement.

DIRECTOR INDEPENDENCE.    For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with PMI. The Board has established guidelines to assist it in determining director independence, which conform to, or are more exacting than, the independence requirements in the New York Stock Exchange listing standards (“NYSE standards”). The independence guidelines are set forth in Appendix A to the Board’s governance guidelines, attached hereto as Appendix A. Applying these guidelines, the Board determined that the following 12 directors satisfy the New York Stock Exchange’s independence requirements and our independence guidelines: Byerwalter, Dr. Castle, Guerro, Hedien, Lower II, Ocampo Jr., Roach, Dr. Rosen, Scheid, Thomas, Widener and Zech. Accordingly, the majority of the members of the Board of Directors are independent. The Board has also determined that José H. Villarreal, a nominee for election as a director, is independent. In making its independence determination with respect to Mr. Villarreal, the Board considered the fact that Mr. Villarreal is a partner with a law firm that regularly provides legal services to Mortgage Insurance Companies of America, or MICA, and a political organization of which MICA is a part. MICA is a mortgage insurance trade association and we are currently its second largest member. Due primarily to the attenuated connection between Mr. Villarreal’s law firm and PMI, the Board concluded that this was not a material relationship within the meaning of the NYSE standards. With respect to Mr. Scheid, the Board considered the matters discussed under “Compensation Committee Interlocks and Insider Participation,” regarding his sister’s employment and consulting relationships with the Company during 2004, as well as PMI’s current employment of Mr. Scheid’s son in a non-officer capacity. Primarily in light of the dollar amounts involved and the non-officer positions held, the Board concluded that these were not material relationships within the meaning of the NYSE standards. The Board also considered PMI’s employment of a family member of a director as an intern, and an insurance arrangement and a consulting arrangement that involve entities with which our directors are affiliated. Due primarily to the small size of each arrangement, the Board concluded that these were not material relationships within the meaning of the NYSE standards.

All members of the Audit, Compensation and Governance and Nominating committees of the Board must be, and are, independent directors. Members of the Audit Committee must and do satisfy additional SEC independence requirements.

CODE OF ETHICS.    All directors, officers and employees of PMI must act ethically at all times and in accordance with PMI’s Code of Business Conduct and Ethics. This Code and other related documents are published in the corporate governance section of our website at www.pmigroup.com. These documents and annual CEO certifications submitted to the NYSE and Pacific Exchange are available in print to any stockholder upon written request to the Secretary of the Company.

BOARD OF DIRECTORS.    Our Board of Directors currently consists of 14 directors, 12 of whom our Board has determined are independent directors under the requirements set forth in the New York Stock Exchange listing standards and our independence guidelines. The Board has adopted a resolution expanding the size of the Board to 15 directors and, upon the recommendation of the Governance and Nominating Committee, has nominated José H. Villarreal for election as a director.

The Board of Directors held five meetings and acted by written consent four times during 2004. Pursuant to the Board’s governance guidelines, directors are expected to attend our annual stockholders’ meeting, Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. During 2004, each director attended at least 75% of the Board meetings and meetings of committees of which he or she is a member. All of the directors attended the 2004 Annual Meeting. Non-employee directors meet in executive session without any management directors or employees present at each regularly scheduled Board meeting. The Chair of the Governance and Nominating Committee presides at these meetings.

The Board of Directors has established an Audit Committee, a Compensation Committee, a Governance and Nominating Committee, an Investment and Finance Committee, and a Financial Guaranty Oversight Committee. The Board has appointed only independent directors to the Audit, Compensation, Governance and Nominating and Investment and Finance committees.

AUDIT COMMITTEE.    Our Board of Directors has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee consists of Mariann Byerwalter, Chair, Carmine Guerro, Vice Chair, Dr. James C. Castle, John D. Roach, and Mary Lee Widener, all of whom have been determined to be independent. The Audit Committee held five meetings in 2004. Information regarding the functions performed by the Audit Committee is set forth in the Audit Committee Report included in this Proxy Statement. The Audit Committee’s Charter is included in this Proxy Statement as Appendix B. The Board of Directors has determined that Ms. Byerwalter and Messrs. Guerro, Castle and Roach are “audit committee financial experts” within the meaning of applicable SEC rules.

COMPENSATION COMMITTEE.    The Compensation Committee consists of Raymond L. Ocampo Jr., Chair, Louis G. Lower II, Vice Chair, Steven L. Scheid, Richard L. Thomas and Ronald H. Zech. The Compensation Committee held five meetings and acted by written consent four times in 2004. The Compensation Committee reviews and approves all compensation actions relating to the Chief Executive Officer. The Compensation Committee also reviews and sets base salary levels, annual incentive awards and long-term incentives for those executive officers who have company-wide authority with salaries exceeding levels set by the Board of Directors or who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended. The Compensation Committee periodically retains outside and independent advisors as it deems necessary. The Compensation Committee’s Report on Executive Compensation is included in this Proxy Statement. The Compensation Committee’s Charter is published in the corporate governance section of our website at www.pmigroup.com.

GOVERNANCE AND NOMINATING COMMITTEE.    The Governance and Nominating Committee consists of Richard L. Thomas, Chair, Wayne E. Hedien, Vice Chair, Mariann Byerwalter, Dr. Kenneth T. Rosen and Ronald H. Zech. The Governance and Nominating Committee held seven meetings in 2004. The committee develops and monitors our corporate governance practices and procedures and monitors the responsibilities of Board members, in consultation with the Chairman of the Board. It also makes periodic reports to the Board of Directors regarding our governance practices. The Governance and Nominating Committee assists the Board of Directors in its assessment of the Chief Executive Officer, and assists the Chairman in the annual self-assessment process for the Board of Directors. It advises the Board with respect to the size and composition of the Board and recommends prospective directors to assist in creating a balance of knowledge, experience and capability on the

Board. The committee also reviews recommendations regarding director compensation. The Governance and Nominating Committee’s Charter is published in the corporate governance section of our website at www.pmigroup.com.

The Governance and Nominating Committee will consider all stockholder recommendations for candidates for the Board. Such recommendations should be sent to the Governance and Nominating Committee, c/o Corporate Secretary, The PMI Group, Inc., 3003 Oak Road, Walnut Creek, California 94597, should include the candidate’s qualifications and other relevant biographical information, and should provide confirmation of the candidate’s consent to serve as a director. In addition to considering candidates suggested by stockholders, the Governance and Nominating Committee considers potential candidates recommended by current directors and others. The Governance and Nominating Committee screens all potential candidates in the same manner regardless of the source of the recommendation. The Governance and Nominating Committee determines whether the candidate meets minimum qualifications and possesses specific qualities and skills for directors, and whether requesting additional information or an interview is appropriate.

The Governance and Nominating Committee’s minimum qualifications and specific qualities and skills required for directors are set forth in Section 18 of our governance guidelines in Appendix A. The Governance and Nominating Committee did not engage a third party consultant to identify potential candidates in 2004 or 2005.

INVESTMENT AND FINANCE COMMITTEE.    The Investment and Finance Committee consists of Dr. Kenneth T. Rosen, Chair, Steven L. Scheid, Vice Chair, Louis G. Lower II, Wayne E. Hedien and Mary Lee Widener. The Investment and Finance Committee held five meetings in 2004. The Investment and Finance Committee oversees our investment portfolio and reviews our capital structure, investment policies, insurance program and other financial matters. The Investment and Finance Committee also sets our dividend policy, recommends to the Board of Directors the amount and timing of dividends and authorizes pension plan funding levels and investment allocation.

FINANCIAL GUARANTY OVERSIGHT COMMITTEE.    The Financial Guaranty Oversight Committee consists of Ronald H. Zech, Chair, W. Roger Haughton and L. Stephen Smith. The Financial Guaranty Oversight Committee held four meetings in 2004. The Financial Guaranty Oversight Committee oversees our investment in FGIC Corporation.

COMMUNICATING WITH THE BOARD OF DIRECTORS.    The Board of Directors welcomes communications from stockholders and other interested parties. Third parties may communicate with the Board, its committees, or any individual director by writing to the director(s) at the address of our headquarters, care of our General Counsel, calling (866) 525-5213, or sending an email to directors@pmigroup.com. All such communications will be received by the General Counsel, who will forward each communication to the appropriate director or Board committee as soon as possible.

DIRECTORS – COMPENSATION AND BENEFITS

Directors who are employees of PMI or its subsidiaries do not receive additional compensation for their services as directors. Annual retainer fees for non-employee directors in 2004 are set forth in the following table.

Non-Employee Director Annual Retainer Fees (1)
Board Members	$50,000
Chair of Audit Committee	$15,000
Chairs of Compensation, Governance and Nominating, and Investment and Finance Committee	$7,500
Members of the Financial Guaranty Oversight Committee	$60,000

(1)	Annual retainer fees are paid quarterly. Under PMI’s Directors’ Deferred Compensation Plan, each non-employee director may defer receipt of his or her retainer fees. The minimum permitted deferral is $5,000. All amounts deferred are deemed to be invested in phantom shares of our common stock. On any date, the value of each share of phantom stock will equal the fair market value of a share of our common stock, including reinvestment of any dividends. At the time a director makes a deferral election, he or she must also elect the time and method for payment of the deferred amounts. Phantom shares of our common stock will be paid in cash. Directors are also reimbursed for reasonable expenses incurred in attending Board and committee meetings.

Non-employee directors also receive quarterly, automatic, non-discretionary stock unit grants. The quarterly grants consist of that number of stock units which, when multiplied by the market price per share of our common stock on the date of the award, equals $21,250. The stock units vest upon the earlier of cessation of Board service due to retirement, death, disability, resignation or non-reelection to the Board, or the fifth anniversary of the award date and, upon exercise, are payable in shares of common stock. In addition, a non-employee director may elect to defer the payout of his or her stock units in accordance with the Equity Incentive Plan.

All directors and certain officers, including the named executive officers, have entered into indemnification agreements with the Company pursuant to which the Company is obligated to provide defense and indemnification, including advancement of expenses, in the event that certain claims are asserted against the covered individuals. The Company also provides directors’ and officers’ liability insurance for its directors and officers.

DIRECTORS’ STOCK OWNERSHIP GUIDELINES.    In order to more closely align the interests of non-employee directors with those of our stockholders, the Board of Directors established stock ownership guidelines for all non-employee directors. The desired level of stock ownership is to be achieved over a period of five years from the date of first election or appointment as a director. Non-employee directors are expected to own common stock of PMI that has a market value equal to a minimum of five times a director’s annual retainer fee for Board service. Stock owned for purposes of the guidelines include: (a) shares purchased in the open market or upon the exercise of options, including shares held in a retirement plan, (b) stock awarded under PMI’s former Stock Plan For Non-Employee Directors, (c) stock and stock units awarded under the Equity Incentive Plan, (d) common stock equivalents held in the Directors’ Deferred Compensation Plan, and (e) vested stock options that have an exercise price below the current market price for our common stock (and such vested options are valued at the amount by which the market price of our common stock exceeds the option’s exercise price). As of April 1, 2005, non-employee directors Byerwalter, Dr. Castle, Guerro, Hedien, Lower II, Ocampo Jr., Roach, Dr. Rosen, Scheid, Thomas, Widener and Zech have met approximately 88%, 524%, 79%, 486%, 137%, 348%, 632%, 498%, 70%, 3,066%, 287%, and 360%, respectively, of the target amount under our stock ownership guidelines based on the closing price of our common stock on April 1, 2005 of $37.81 per share.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 1, 2005, unless otherwise noted, certain stock ownership information regarding: (a) all stockholders known by PMI to be the beneficial owners of five percent or more of our common stock, (b) each nominee and current director of PMI, (c) each Named Executive Officer listed in the Summary Compensation Table in this Proxy Statement, and (d) all directors, director nominees and executive officers of PMI as a group. For purposes of this table, a beneficial owner is generally any person or entity that directly, indirectly or through a family relationship has or shares the power to vote or direct the vote of the shares, has the power to trade or dispose of the shares, or has the right to acquire the ownership of any shares at any time within 60 days of April 1, 2005, through the exercise of any option, warrant, right or convertible security.

Common Stock Beneficially Owned (1)

Beneficial Owner	Number of Shares	Percentage of Class (%)
FMR CORP. (2) 82 Devonshire Street Boston, Massachusetts 02109	9,624,804	10.3%

CAPITAL GROUP INTERNATIONAL, INC. (3) 11100 Santa Monica Boulevard Los Angeles, California 90025	6,896,180	7.4%

Directors and Nominees
Mariann Byerwalter (4)	25,468	*
Dr. James C. Castle (5)	60,968	*
Carmine Guerro (6)	9,363	*
W. Roger Haughton (7)	1,018,750	1.1%
Wayne E. Hedien (8)	65,318	*
Louis G. Lower II (9)	25,468	*
Raymond L. Ocampo Jr. (10)	42,268	*
John D. Roach (11)	65,618	*
Dr. Kenneth T. Rosen (12)	61,718	*
Steven L. Scheid (13)	9,363	*
L. Stephen Smith (14)	459,899	*
Richard L. Thomas (15)	228,018	*
José H. Villarreal	0	*
Mary Lee Widener (16)	47,095	*
Ronald H. Zech (17)	47,668	*

Executive Officers
Bradley M. Shuster (18)	160,097	*
Victor J. Bacigalupi (19)	170,984	*
Donald P. Lofe, Jr. (20)	48,029	*

All directors, nominees and executive officers as a group
(21 persons including those named above) (21)	2,849,378	3.0%

 * Less than 1%

(1)

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, PMI believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 93,778,193 shares of our common stock outstanding as of April 1,

2005. Shares subject to options exercisable on April 1, 2005 or within 60 days thereafter are deemed outstanding for computing the percentage ownership of the person holding such options.

(2)	Based on Amendment No. 4 to Schedule 13G filed with the SEC on February 14, 2005, FMR Corp. on behalf of itself and two other reporting persons (“FMR”) beneficially owned 9,624,804 shares, held sole voting power as to 71,840 of such shares and held sole dispositive power as to all of such shares. According to the filing, FMR had no shared voting or shared dispositive power over such shares.

(3)	Based on Amendment No. 6 to Schedule 13G filed jointly by Capital Group International, Inc. (“Capital Group”) and Capital Guardian Trust Company (“Capital Guardian Trust”) with the SEC on February 14, 2005, Capital Group beneficially owned all of such shares and held sole voting power as to 5,390,180 of such shares and held sole dispositive power as to all shares beneficially owned, and Capital Guardian Trust beneficially owned 5,177,730 of such shares and held sole voting power as to 3,857,130 of such shares and sole dispositive power as to all of such 3,857,130 shares. According to the filing, neither Capital Group nor Capital Guardian Trust had shared voting or shared dispositive power over such shares and they each disclaimed beneficial ownership of all shares reported.

(4)	Includes 2,218 shares and options to purchase 23,250 shares of common stock exercisable within 60 days of April 1, 2005. Does not include 1,577 unvested stock units granted to non-employee directors under the Equity Incentive Plan.

(5)	Includes 18,750 shares and options to purchase 42,218 shares of common stock exercisable within 60 days of April 1, 2005. Does not include 5,612 shares of common stock equivalents arising from the election to defer payment of director’s fees pursuant to the Directors’ Deferred Compensation Plan and 1,577 unvested stock units granted to non-employee directors under the Equity Incentive Plan.

(6)	Includes 1,238 shares and options to purchase 8,125 shares of common stock exercisable within 60 days of April 1, 2005. Does not include 1,231 shares of common stock equivalents arising from the election to defer payment of director’s fees pursuant to the Directors’ Deferred Compensation Plan and 1,577 unvested stock units granted to non-employee directors under the Equity Incentive Plan.

(7)	Includes 83,832 shares, 90,000 shares of restricted stock, options to purchase 833,393 shares of common stock exercisable within 60 days of April 1, 2005, 9,926 shares of common stock deemed owned under PMI’s Savings and Profit-Sharing Plan (the “401(k) Plan”), 1,599 shares of common stock deemed owned under PMI’s Employee Stock Purchase Plan (the “ESPP”) and 170 shares owned by members of Mr. Haughton’s immediate family. Does not include 67,670 shares of common stock equivalents arising from the election to defer payment of compensation pursuant to the Officer Deferred Compensation Plan and 30,000 performance shares. Mr. Haughton’s restricted stock and performance shares vest on the earlier of (i) the day following our 2006 Annual Meeting or June 1, 2006, subject to his continued employment through the vesting date, (ii) the event of termination of service due to death or disability or (iii) the event of a change of control as defined in the Equity Incentive Plan.

(8)	Includes 13,568 shares and options to purchase 51,750 shares of common stock exercisable within 60 days of April 1, 2005. Does not include 1,577 unvested stock units granted to non-employee directors under the Equity Incentive Plan.

(9)	Includes 2,218 shares and options to purchase 23,250 shares of common stock exercisable within 60 days of April 1, 2005. Does not include 3,272 shares of common stock equivalents arising from the election to defer payment of director’s fees pursuant to the Directors’ Deferred Compensation Plan and 1,577 unvested stock units granted to non-employee directors under the Equity Incentive Plan.

(10)	Includes 8,018 shares and options to purchase 34,250 shares of common stock exercisable within 60 days of April 1, 2005. Does not include 5,374 shares of common stock equivalents arising from the election to defer payment of director’s fees pursuant to the Directors’ Deferred Compensation Plan and 1,577 unvested stock units granted to non-employee directors under the Equity Incentive Plan.

(11)	Includes 18,368 shares and options to purchase 47,250 shares of common stock exercisable within 60 days of April 1, 2005. Does not include 8,147 shares of common stock equivalents arising from the election to defer payment of director’s fees pursuant to the Directors’ Deferred Compensation Plan and 1,577 unvested stock units granted to non-employee directors under the Equity Incentive Plan.

(12)	Includes 9,968 shares and options to purchase 51,750 shares of common stock exercisable within 60 days of April 1, 2005. Does not include 4,395 shares of common stock equivalents arising from the election to defer payment of director’s fees pursuant to the Directors’ Deferred Compensation Plan and 1,577 unvested stock units granted to non-employee directors under the Equity Incentive Plan.

(13)	Includes 1,238 shares and options to purchase 8,125 shares of common stock exercisable within 60 days of April 1, 2005. Does not include 670 shares of common stock equivalents arising from the election to defer payment of director’s fees pursuant to the Directors’ Deferred Compensation Plan and 1,577 unvested stock units granted to non-employee directors under the Equity Incentive Plan.

(14)	Includes 8,903 shares, options to purchase 445,978 shares of common stock exercisable within 60 days of April 1, 2005, 911 shares of common stock deemed owned under the 401(k) Plan and 4,107 shares of common stock deemed owned under the ESPP. Does not include 18,522 shares of common stock equivalents arising from the election to defer payment of compensation pursuant to the Officer Deferred Compensation Plan.

(15)	Includes 153,018 shares, options to purchase 51,000 shares of common stock exercisable within 60 days of April 1, 2005, 20,000 shares of common stock held by the Thomas Family Limited Partnership in which Mr. Thomas has a 2.5% ownership interest, and 4,000 shares of common stock held in a charitable remainder unitrust of which Mr. Thomas is a trust beneficiary. Does not include 7,683 shares of common stock equivalents arising from the election to defer payment of director’s fees pursuant to the Directors’ Deferred Compensation Plan and 1,577 unvested stock units granted to non-employee directors under the Equity Incentive Plan.

(16)	Includes 2,475 shares and options to purchase 44,620 shares of common stock exercisable within 60 days of April 1, 2005. Does not include 1,577 unvested stock units granted to non-employee directors under the Equity Incentive Plan.

(17)	Includes 4,918 shares and options to purchase 42,750 shares of common stock exercisable within 60 days of April 1, 2005. Does not include 6,722 shares of common stock equivalents arising from the election to defer payment of director’s fees pursuant to the Directors’ Deferred Compensation Plan and 1,577 unvested stock units granted to non-employee directors under the Equity Incentive Plan.

(18)	Includes 11,401 shares, options to purchase 146,577 shares of common stock exercisable within 60 days of April 1, 2005, 387 shares of common stock deemed owned under the 401(k) Plan and 1,732 shares of common stock deemed owned under the ESPP. Does not include 13,587 shares of common stock equivalents arising from the election to defer payment of compensation pursuant to the Officer Deferred Compensation Plan.

(19)	Includes 9,166 shares, options to purchase 161,123 shares of common stock exercisable within 60 days of April 1, 2005, 693 shares of common stock deemed owned under the 401(k) Plan and 2 shares of common stock deemed owned under the ESPP. Does not include 6,582 shares of common stock equivalents arising from the election to defer payment of compensation pursuant to the Officer Deferred Compensation Plan.

(20)	Includes 5,000 shares of restricted stock which vest on January 6, 2006, options to purchase 41,801 shares of common stock exercisable within 60 days of April 1, 2005, 231 shares of common stock deemed owned under the 401(k) Plan and 997 shares of common stock deemed owned under the ESPP. Does not include 2,510 shares of common stock equivalents arising from the election to defer payment of compensation pursuant to the Officer Deferred Compensation Plan.

(21)	See notes 4 through 20 above. Includes 18,352 shares, options to purchase 283,249 shares of common stock exercisable within 60 days of April 1, 2005 and 1,685 shares of common stock deemed owned under the 401(k) Plan, by PMI’s three additional executive officers that are not required to be individually included in the table above, as well as 900 shares held by a QTIP trust for which one of such additional executive officers is a co-executor. Does not include 30,146 shares of common stock equivalents arising from the three additional executive officers’ elections to defer payment of compensation pursuant to the Officer Deferred Compensation Plan.

EXECUTIVE COMPENSATION

Except as otherwise indicated, the following Summary Compensation Table sets forth information on compensation for the last three years for the Chief Executive Officer and for each of our four other most highly compensated executive officers during 2004 (collectively, the “Named Executive Officers”).

Summary Compensation Table

Long-Term Compensation
		Annual Compensation		Restricted Stock Awards (2)	Securities Underlying Options (#)
Name and Principal Position	Year	Salary	Bonus (1)			All Other Compensation (3)
W. ROGER HAUGHTON Chairman of the Board and Chief Executive Officer	2004 2003 2002	$775,000 750,000 650,000	$1,400,000 419,198 908,664	$2,532,600 1,608,600 0	172,563 163,300 133,565	$9,000 144,824 168,030

L. STEPHEN SMITH Director, President and Chief Operating Officer	2004 2003 2002	500,000 425,000 384,000	767,700 213,791 483,130	0 0 0	89,205 109,249 70,774	9,000 10,200 47,390

BRADLEY M. SHUSTER President, International and Strategic Investments	2004 2003 2002	330,000 315,000 281,000	450,384 140,850 274,976	0 0 0	49,165 53,168 44,268	9,000 94,935 10,200

VICTOR J. BACIGALUPI Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	2004 2003 2002	320,000 308,000 290,000	409,440 129,113 283,783	0 0 0	44,341 47,635 36,492	9,000 59,195 10,200

DONALD P. LOFE, JR. Executive Vice President and Chief Financial Officer	2004 2003 2002	315,000 300,000 N/A	400,000 267,375 N/A	0 159,150 N/A	37,000 44,200 N/A	182,183 253,571 N/A

Note:	Each executive also receives financial planning services of approximately $17,000, tax return preparation assistance of $1,500, a $16,000 automobile allowance and reimbursement of certain spousal travel expenses related to Company functions, but such amounts did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus of each executive for each of the past three fiscal years.

(1)	With the exception of Mr. Lofe, all Bonus amounts shown were earned during the stated year and paid in the following year. Mr. Lofe’s 2003 Bonus amount of $267,375 includes a $150,000 relocation bonus paid in 2003 and a bonus of $117,375 earned in 2003 and paid in 2004.

(2)

The $2,532,600 in Restricted Stock Awards granted to Mr. Haughton in 2004 consisted of 60,000 shares of restricted stock granted on May 27, 2004, valued at $42.21, per share, the closing price of our common stock on the grant date. The $1,608,600 in Restricted Stock Awards granted to Mr. Haughton in 2003 consisted of 30,000 shares of restricted stock and 30,000 performance shares granted on May 22, 2003, valued at $26.81 per share, the closing price of our common stock on the grant date. Mr. Haughton’s restricted stock and performance shares vest on the earlier of (i) the day following our 2006 Annual Meeting or June 1, 2006, whichever is earlier, subject to his continued employment through the vesting date, (ii) the date of termination of service due to death or disability, or (iii) the event of a change of control as defined in the Equity Incentive Plan. At December 31, 2004, Mr. Haughton’s restricted stock and performance shares had a value of $5,010,000, based upon a closing common stock price of $41.75 per share on that date. The $159,150 in Restricted Stock Awards granted to Mr. Lofe in 2003 consisted of 5,000 shares of restricted stock granted on January 6, 2003, valued at $31.83 per share, the closing price of our common stock on the grant date. Mr. Lofe’s restricted stock vests on the earlier of (i) January 6, 2006, subject to his continued employment through the vesting date, (ii) the event of termination of service due to retirement, death or disability, or (iii) the event of a change of control as defined in the Equity Incentive Plan. At December 31, 2004, Mr. Lofe held 5,000 shares of restricted stock with a value of $208,750, based upon a closing common stock price of $41.75 per share on that date. Restricted stock has the same dividend and voting rights as other common stock.

(3)	With the exception of Mr. Lofe, All Other Compensation for 2004 represents employer matching contributions of $9,000 to each of the Named Executive Officers’ accounts under the 401(k) Plan. Mr. Lofe, who was appointed Executive Vice President and Chief Financial Officer of the Company in 2003, received a matching contribution under the Officer Deferred Compensation Plan of 253 shares of our common stock equivalents with an aggregate value of $10,563, based upon $41.75 per share, the closing price of our common stock on December 31, 2004. He also received payments totaling $171,620 in 2004 consisting of relocation expense reimbursement and tax reimbursement payments in connection with relocation payments. With the exception of Mr. Lofe, All Other Compensation for 2003 represents employer matching contributions of $10,200 to each of the Named Executive Officers’ accounts under the 401(k) Plan; and a matching contribution under the Officer Deferred Compensation Plan to the accounts of Messrs. Haughton, Shuster and Bacigalupi of 3,616, 2,276, and 1,316 shares of our common stock equivalents, respectively, valued at $37.23 per share, the closing price of our common stock on December 31, 2003. Mr. Lofe’s 2003 All Other Compensation of $253,571 consisted of relocation payments to Mr. Lofe of $155,000 and relocation expense reimbursement to Mr. Lofe and third parties of $98,571. All Other Compensation for 2002 represents employer matching contributions of $10,200 to each of the Named Executive Officers’ accounts under the 401(k) Plan; and a matching contribution under the Officer Deferred Compensation Plan to the accounts of Messrs. Haughton and Smith of 5,254 and 1,238 shares of the Company’s common stock equivalents, respectively, valued at $30.04 per share, the closing price of the Company’s common stock on December 31, 2002. For information concerning the compensation paid or to be payable to the Named Executive Officers under the Company’s Retirement Plan, Supplemental Employee Retirement Plan (“SERP”), 401(k) and Officer Deferred Compensation Plans, see “General Compensation and Benefit Plans” below.

OPTION GRANTS.    The following table is a summary of all stock options granted by PMI to the Named Executive Officers during 2004. Individual grants are listed separately for each Named Executive Officer. PMI has not granted any stock appreciation rights.

Option Grants in Last Fiscal Year

Name	Number of Shares Underlying Options Granted (1)		% of Total Options Granted to All Employees in Fiscal Year (2)	Exercise Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term (3)
						5% ($)	10% ($)
W. Roger Haughton	128,900		9.17%	$38.80	02/18/2014	$3,145,303.29	$7,970,816.04
	43,663	*	3.10%	41.03	02/18/2009	386,030.87	831,330.53

L. Stephen Smith	75,000		5.33%	38.80	02/18/2014	1,830,083.37	4,637,790.56
	7,167	*	0.51%	41.39	02/18/2009	63,928.23	137,671.61
	2,821	*	0.20%	41.39	02/11/2007	11,968.02	24,519.85
	4,217	*	0.30%	41.39	03/04/2006	8,727.08	17,454.16

Bradley M. Shuster	40,000		2.84%	38.80	02/18/2014	976,044.47	2,473,488.30
	307	*	0.02%	40.14	03/04/2006	1,263.11	2,587.83
	2,095	*	0.15%	40.15	03/04/2006	4,205.19	8,410.38
	6,763	*	0.48%	40.15	02/12/2008	42,795.29	89,866.71

Victor J. Bacigalupi	38,000		2.70%	38.80	02/18/2014	927,242.24	2,349,813.88
	6,341	*	0.45%	40.86	02/12/2008	40,839.58	85,759.87

Donald P. Lofe, Jr.	37,000		2.63%	38.80	02/18/2014	902,841.13	2,287,976.68

*	Reload options

(1)	The options generally have a per share exercise price equal to the fair market value of a share of common stock on the grant date and vest in three equal installments on the first, second and third anniversaries of the grant date, assuming continued employment with PMI. Options granted also include options designated as “reload options,” which were granted by PMI to the optionee upon such optionee’s exercise of a previously granted option by payment of the exercise price and/or tax withholding requirements with already-owned shares of our common stock pursuant to the Equity Incentive Plan. Reload options are exercisable on the same terms and conditions as the previously granted option, except that the reload options vest six months after the grant date and have a per share exercise price equal to the fair market value of a share of common stock on the reload option grant date. The required exercise price and tax withholding may be paid in cash and/or shares of common stock that would otherwise have been received on exercise. Options granted may, at the election of PMI, be converted to stock appreciation rights.

(2)	Represents the percentage of total options to purchase common stock granted under the Equity Incentive Plan to employees of PMI and its subsidiaries during 2004.

(3)	Realizable values are reported net of the option exercise price. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates (determined from the price at the grant date, not the stock’s current market value) set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of our stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock as well as the option holder’s continued employment through the vesting period. The potential realizable value calculation assumes that the option holder waits until the end of the option term to exercise the option.

The following table shows the number of shares of common stock acquired on the exercise of stock options during 2004, value realized on the exercise of such options and the number of shares of common stock underlying unexercised options and the value of options outstanding as of December 31, 2004 for each of the Named Executive Officers. PMI has not granted any stock appreciation rights.

Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

	Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at Fiscal Year End ($) (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
W. Roger Haughton	247,250	$6,890,144.73	733,263	325,449	$12,899,374.00	$2,169,956.00
L. Stephen Smith	37,898	938,516.68	355,515	168,129	5,428,182.00	1,125,725.00
Bradley M. Shuster	74,263	1,282,429.17	94,223	95,653	1,198,467.00	669,441.00
Victor J. Bacigalupi	39,700	798,030.00	114,586	87,236	1,539,139.00	613,136.00
Donald P. Lofe, Jr.	0	0.00	14,734	66,466	194,986.00	496,323.00

(1)	Value is based on the average of the high and low prices of our common stock on the New York Stock Exchange on December 31, 2004 of $41.68 per share less the exercise price of the option.

The following table provides certain information with respect to our equity compensation plans in effect as of December 31, 2004.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the Second Column)(1)
Equity compensation plans approved by security holders (i.e., Equity Incentive Plan, ESPP and Officer Deferred Compensation Plan)	5,894,842	$30.33	7,746,616
Equity compensation plans not approved by security holders	N/A

(1)	This amount includes 175,326 shares available for issuance under the Employee Stock Purchase Plan (“ESPP”) and 249,615 shares available for issuance as a Company match under the Officer Deferred Compensation Plan.

EMPLOYMENT ARRANGEMENTS.    Pursuant to an offer letter dated December 6, 2002 to Mr. Lofe, our Executive Vice President and Chief Financial Officer, Mr. Lofe was offered certain benefits and compensation in connection with his commencement of employment in January 2003. In addition to the compensation reported for him, and the plans and agreements in which all executive officers participate, as described in this Proxy Statement, in 2004 Mr. Lofe received certain additional payments in connection with his relocation to California. (See Summary Compensation Table above.)

CHANGE OF CONTROL ARRANGEMENTS.    The Equity Incentive Plan provides that upon a change of control, all outstanding stock options, restricted stock, performance shares and other common stock equivalents will become 100% vested and immediately exercisable. The Officer Deferred Compensation Plan provides that upon a change of control, a participant’s deferred compensation account will be distributed in full. Under the Equity Incentive Plan and the Officer Deferred Compensation Plan, “change of control” generally means the earliest to occur of: (a) the acquisition by any individual, entity or group of 20% or more of the then outstanding shares of our common stock (excluding acquisition directly from PMI, or by any employee benefit plan sponsored or maintained by PMI); (b) the failure of the current Board members, for any reason, to constitute at least a majority of the Board (excluding individuals whose election to the Board was approved by the current Board); (c) consummation by PMI of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of PMI or the acquisition of assets of another entity unless, following such business combination, all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding shares of common stock and outstanding voting securities of PMI immediately prior to such business combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such business combination; or (d) approval by our stockholders of a complete liquidation or dissolution of PMI.

We have also entered into Change of Control Employment Agreements (“Employment Agreements”) with certain of our senior officers, including Messrs. Haughton, Smith, Shuster, Bacigalupi and Lofe (the “Executives”), each Employment Agreement originally dated as of February 12, 1998, except for Mr. Lofe’s, which is dated as of January 6, 2003. We believe it is imperative to be able to maintain a stable and competent management base, and that our continued success depends, to a significant degree, on the skills and competence of our senior officers. The Employment Agreements are intended to assure that we will have the continued dedication of our senior officers by diminishing the inevitable distraction of such officers by virtue of the personal uncertainties and risks arising from the possibility, threat or occurrence of a change of control of PMI. Generally, severance benefits will be triggered under the Employment Agreements if a change of control occurs and the Executive’s employment is terminated (a) by the Executive for “good reason,” as defined in the Employment Agreements, or (b) by PMI other than for “cause,” death or “disability,” as defined in the Employment Agreements, during the three year period following a change of control. Under the Employment Agreements, “change of control” generally has the same meaning as described above for the Equity Incentive Plan and Officer Deferred Compensation Plan.

Payments and benefits payable under the Employment Agreements under these circumstances include a lump-sum cash payment of the aggregate of the following amounts: (i) the sum of the Executive’s annual base salary through the date of termination; a pro rata portion of the greater of either the Executive’s highest bonus earned under our annual incentive plans for the last three full fiscal years preceding the change of control or the Executive’s annual bonus earned during the last fiscal year prior to termination; any compensation previously deferred by the Executive; and any accrued vacation pay; (ii) up to three times (depending on the Executive involved) the sum of the Executive’s annual base salary and the greater of either the Executive’s highest bonus earned under our annual incentive plans for the last three full fiscal years preceding the change of control or the Executive’s annual bonus earned during the last fiscal year prior to termination; and (iii) the difference between the aggregate benefit under PMI’s Retirement Plan, as amended (the “Retirement Plan”), and PMI’s Supplemental Employee Retirement Plan (“SERP”) benefit which the Executive would have accrued (whether or not vested) had the Executive’s employment continued for up to three years (depending on the Executive involved) after the date of termination, and the actual vested benefit under such plans as of the date of the Executive’s termination of employment, with equivalent credit for purposes of eligibility for retiree medical benefits, although Executives who are at least age 50 on the date of termination are deemed to be eligible for retiree medical benefits; continuation of welfare benefit plan coverage for up to three years (depending on the Executive involved); and outplacement services not to exceed 15% of base salary. Under certain circumstances, a portion of the present value of the benefits payable under the Employment Agreement or upon the acceleration of the vesting of all outstanding stock options, restricted stock and performance shares could be subject to a 20% excise tax under the Internal Revenue Code of 1986, as amended (the “Code”), and be nondeductible by PMI. PMI has agreed, subject to limited exceptions, to reimburse the Executives for any such excise taxes, together with any additional excise or income taxes resulting from such reimbursement.

EXECUTIVE OFFICER STOCK OWNERSHIP GUIDELINES.    The Compensation Committee of the Board of Directors has established stock ownership guidelines for our senior executive officers. The desired level of stock ownership is to be achieved over a period of five years from the date an individual becomes a senior officer. Executive officers are expected to own an amount of common stock that has a market value equal to a minimum range from one to three times (depending on the executive officer involved) such executive officer’s average annual base salary over the past five years. Executive officers are expected to achieve this ownership position through direct ownership of shares, indirect ownership through our 401(k) Plan, deferred compensation or equity incentive plans, or through vested stock options where the exercise price is less than the current market price of our common stock (and such vested options are valued at the amount by which the market price of our common stock exceeds the option’s exercise price). As of April 1, 2005, Messrs. Haughton, Smith, Shuster, Bacigalupi and Lofe have met approximately 571%, 442%, 221%, 319% and 87%, respectively, of their respective target amounts under our stock ownership guidelines based on the closing price of our common stock on April 1, 2005 of $37.81 per share.

GENERAL COMPENSATION AND BENEFIT PLANS.    The Named Executive Officers participate in certain equity incentive, retirement and profit-sharing plans sponsored by PMI, some of which are intended to qualify for tax-favored treatment under the Code. These plans include the Equity Incentive Plan; the ESPP; the Retirement Plan, a defined benefit pension plan intended to qualify under Section 401(a) of the Code; and the SERP, a nonqualified plan generally designed to provide benefits that otherwise would have been provided under the Retirement Plan but for the limitations under Sections 401(a)(17) and 415 of the Code. Pursuant to such limitations, compensation counted for purposes of the Retirement Plan could not exceed $205,000 for 2004. The Named Executive Officers are eligible to participate in the Officer Deferred Compensation Plan, which permits each participant to elect to defer receipt of part or all of his or her eligible compensation on a pre-tax basis. Under the Officer Deferred Compensation Plan, PMI makes a matching contribution for each participant equal to 25% of the amount a participant initially elects to defer into our common stock equivalent fund. The matching contribution is made in common stock equivalents and vests after three years of continued employment, except in the event of death, disability or a change of control, in which case the vesting is automatic. If a portion of a deferral initially deemed invested in the common stock equivalent fund (and therefore entitled to a matching contribution) is transferred out of that fund before the associated matching contribution vests, a pro-rata portion of the matching contribution is forfeited. PMI does not guarantee a minimum level of return for investments in the Officer Deferred Compensation Plan. In addition, the Named Executive Officers are eligible to participate in the 401(k) Plan, a defined contribution plan intended to qualify under Section 401(a) of the Code. PMI also makes matching and discretionary matching contributions to the 401(k) Plan. The Named Executive Officers have received matching and discretionary matching contributions from PMI in 2002-2004 along with all other employees. Information concerning PMI’s matching contributions to the Named Executive Officers is provided above and details concerning the amounts contributed are discussed in Note 3 to the Summary Compensation Table.

The pension benefit under the Retirement Plan generally is based on the executive’s years of credited service and the average of his or her five highest consecutive years’ compensation in the last ten years of service, but will not be less than the minimum dollar amount specified for him or her under the Retirement Plan. The pension benefit under the SERP generally is based on the difference between the benefit that would have been payable to the executive under the Retirement Plan but for the restrictions of Sections 401(a)(17) and 415 of the Code and the benefit amount actually payable from the Retirement Plan. Credited service under both the Retirement Plan and SERP includes all service with PMI, Sears, Roebuck and Co. and Allstate Insurance Company. Benefits are computed on a straight-life annuity basis and are not subject to deduction for social security or other offset amounts.

The following table indicates the annual benefits the Named Executive Officers would receive at their normal retirement date if they continue as Company employees at the specified levels of compensation and for the years of credited service under the combined formulas of the Retirement Plan and the SERP. With the exception of Mr. Haughton and Mr. Smith, the substantial majority of such benefits would be paid out of the Retirement Plan.

Retirement Plan and SERP Table

Remuneration	Years of Service
	5	10	15	20	25	30	35
$ 300,000	31,000	62,000	94,000	125,000	157,000	188,000	219,000
500,000	53,000	106,000	160,000	213,000	267,000	320,000	373,000
700,000	75,000	150,000	226,000	301,000	377,000	452,000	527,000
900,000	97,000	194,000	292,000	389,000	487,000	584,000	681,000
1,100,000	119,000	238,000	358,000	477,000	597,000	716,000	835,000
1,300,000	141,000	282,000	424,000	565,000	707,000	848,000	989,000
1,500,000	163,000	326,000	490,000	653,000	817,000	980,000	1,143,000
1,700,000	185,000	370,000	556,000	741,000	927,000	1,112,000	1,297,000
1,900,000	207,000	414,000	622,000	829,000	1,037,000	1,244,000	1,451,000
2,100,000	229,000	458,000	688,000	917,000	1,147,000	1,376,000	1,605,000
2,300,000	251,000	502,000	754,000	1,005,000	1,257,000	1,508,000	1,759,000
2,500,000	273,000	546,000	820,000	1,093,000	1,367,000	1,640,000	1,913,000
2,700,000	295,000	590,000	886,000	1,181,000	1,477,000	1,772,000	2,067,000

Note:	Assumes age 65 typical retirement. Amounts represent total annual benefit payable under both the Retirement Plan and the SERP. The amount shown is for a single life annuity. If another form of benefit is elected, such as a joint and survivor annuity, the benefit amount will be lower.

Compensation under the Retirement Plan and SERP is generally based upon the total annual cash compensation paid to the participant for services rendered to PMI and its affiliates, including pre-tax deferrals, but excluding certain items such as equity-based compensation and the value of employer contributions to employee benefit plans. The benefits listed in the Retirement Plan and SERP Table are not subject to any deduction for social security or other offset amounts. The compensation covered by the Retirement Plan and SERP in 2004 (without Code limitations) was $1,194,198, $713,791, $470,850, $449,113 and $432,375 for Messrs. Haughton, Smith, Shuster, Bacigalupi and Lofe, respectively. As of December 31, 2004, Messrs. Haughton, Smith, Shuster, Bacigalupi and Lofe had approximately 35, 27, 9, 8 and 2 years of service, respectively, under the Retirement Plan and SERP.

Our Named Executive Officers also participate in group health, life and disability insurance plans made available to our employees and pursuant to which PMI pays a portion or all of the applicable premiums.

Except to the extent otherwise specifically stated by PMI, the Compensation Committee Report on Executive Compensation, related disclosure including the Performance Graph, and those portions of the Audit Committee Report that are not deemed filed for purposes of the Securities Exchange Act of 1934, shall not be deemed incorporated by reference into any filing with the SEC, and shall not otherwise be deemed filed with the SEC.

COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

This report is provided by the Compensation Committee of the Board of Directors to assist stockholders in understanding the Committee’s objectives and procedures in establishing the compensation of PMI’s Chief Executive Officer and other executives.

The Compensation Committee administers PMI’s executive compensation program. In this regard, the role of the Committee is to oversee PMI’s compensation plans and policies, review and approve all executive officers’ compensation decisions, and administer PMI’s stock option plans (including reviewing and approving stock option grants to executive officers) and bonus incentive plan. The Committee’s charter reflects these various responsibilities and the Committee and the Board periodically review and revise the charter. The Committee’s charter is published in the governance section of PMI’s website at www.pmigroup.com. The Committee’s membership is determined by the Board. The Board has determined that the Committee is composed entirely of independent directors based on the New York Stock Exchange listing standards and the Board’s guidelines on non-employee director independence, which are set forth in Appendix A of this Proxy Statement. The Chair of the Committee is expected to rotate every two to three years and presides over executive sessions of the Committee at the conclusion of regularly scheduled Committee meetings. The Committee met five times in 2004.

The Committee evaluates and establishes PMI’s compensation strategy annually, including the apportionment of pay between fixed compensation elements and incentive compensation, and the design of incentive compensation programs. The Committee annually reviews the compensation packages of PMI’s executive officers. Every two years, the Committee intends to conduct a comprehensive review of PMI’s executive compensation objectives and policies to ensure that PMI’s total compensation program remains competitive to attract, retain and motivate skilled executives capable of developing and implementing a business strategy designed to build stockholder value. The Committee’s most recent comprehensive review was completed in 2003. In 2004, the Committee requested and received an update of the comprehensive review completed in 2003.

As part of its annual review, the Committee approves all compensation actions with respect to PMI’s Chief Executive Officer. The Committee also sets base salary levels, annual incentive awards and long-term incentives for PMI’s executive officers and those officers who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended.

COMPENSATION PHILOSOPHY.    The objectives of our executive compensation program are to:

•	tie total compensation for executives closely to the creation of long-term stockholder value;

•	provide incentives for achieving and exceeding PMI’s short and long-term financial goals; and

•	retain and attract highly talented executives by providing competitive compensation opportunities.

These goals are supported by the three major elements of our compensation program: competitive base salaries, annual incentives and long-term incentives. We take the appropriateness of the executive officers’ entire packages into account when evaluating each of these elements of compensation.

As in prior years, our judgments in 2004 regarding executive compensation were based primarily upon PMI’s performance and our assessment of each executive officer’s performance and potential to enhance long-term shareholder value. Key factors affecting our judgments included the nature and scope of the executive officers’ responsibilities, their levels of experience, their effectiveness in leading our initiatives to increase shareholder value, their success in creating a culture of integrity and compliance with applicable law and PMI’s ethics policies and PMI’s financial performance.

In setting executive compensation in 2004, we also reviewed comparative compensation information derived from a peer group of companies (the “Compensation Peer Group”). PMI’s competitors for executive talent are not the same companies that would be included in an industry index established to compare stockholder returns because PMI requires skills and perspectives from a broader range of backgrounds. Accordingly, with the assistance of an outside consultant, we selected diversified insurance and financial services companies similar in scope and size to PMI to include in the Compensation Peer Group. Those companies are: Ambac Financial Group Inc., Assured Guaranty Ltd, Cincinnati Financial Corporation, Everest Re Group Ltd, Genworth Financial, Golden West Financial Corp., IndyMac Bancorp, Inc., MBIA Inc., MGIC Investment Corp., Old Republic International Corporation, PartnerRE Ltd, Radian Group Inc., StanCorp Financial Group, Inc. and W.R. Berkley Corporation. Our compensation decisions were further informed by our review of additional market and pay level data relating to companies of similar size to PMI in a broad range of industries.

Our compensation actions and policies are also based on consultation provided by an outside consulting firm retained by us that advises on executive compensation, as well as internally generated comparative pay practice data and our own review of the effectiveness of our executive compensation programs.

Our decisions involving 2004 executive compensation were made within the framework described above and were ultimately based upon our judgment as to whether each particular payment or award would provide an appropriate incentive and reward for performance that enhances stockholder value.

BASE SALARIES.    Base salary levels are generally targeted at the median (50th percentile) level among companies included in the Compensation Peer Group. We review salary ranges and individual salaries for executive officers annually. In 2004, we implemented base salary increases that averaged 7.8% for the Named Executive Officers (excluding the Chief Executive Officer).

ANNUAL INCENTIVES.    Annual incentive awards to PMI’s executives are governed by PMI’s Bonus Incentive Plan. The Plan was last approved by the shareholders in 2004 and provides for the payment of bonuses from a pool determined by the Committee but not to exceed 5% of PMI’s net income. If PMI does not achieve any net income, no bonuses will be paid under the Plan. The Plan also limits the amount that can be paid to any one executive to 30% of the pool determined by the Committee.

Annual incentive awards are primarily designed to focus management employees on key financial measures that promote stockholder value through prudent growth and profitability and are designed to provide market median levels of compensation for performance levels commensurate with the achievement of PMI’s annual financial plan, and enhanced compensation for superior performance relative to PMI’s financial objectives. In 2004, we established a maximum award for each executive officer of PMI, representing the maximum bonus amount that could be paid to that executive for his or her performance in 2004. Expressed as a percentage of each executive’s base salary, the maximum awards we set with respect to the executives (excluding the CEO) ranged from 70% of base salary to 180% of base salary. Also in 2004, we established the following performance measures by which we would measure the executives’ annual incentive performances:

•	2004 net income (including earnings from discontinued operations and excluding realized gains and losses, extraordinary items under GAAP and any impact of changes in accounting rules or principles; net income to be adjusted to reflect lost investment income from stock repurchase activities authorized by the Board of Directors); and

•

2004 net income attributable to the operations overseen by PMI Capital Corporation (including earnings from discontinued operations and excluding realized gains and losses, extraordinary items under GAAP, and any impact of changes in accounting rules or principles, with net income to be adjusted to reflect lost investment income from stock repurchase activities authorized by the Board of Directors).

We weighted these two factors 60% and 40%, respectively. In addition to these performance measures, we also established that no annual incentive payouts would be awarded unless PMI earned a threshold return on average equity that was at least four percentage points above the 10-year U.S. Treasury bond yield for 2004.

Based primarily upon these performance measures and our consideration of other qualitative factors, in February 2005 we awarded PMI’s Named Executive Officers the 2004 annual incentive awards shown in the table on page 13 of the Proxy Statement. Pursuant to the Plan, no executive received an annual incentive award in excess of the maximum award set by us in 2004. The award amounts we set with respect to the Named Executive Officers (excluding the CEO) ranged from 127% of 2004 base salary to 153% of 2004 base salary.

LONG-TERM INCENTIVES.    Long-term incentives, generally stock options, reward management for increasing stockholder value and are designed to develop stock ownership among key executives. Long-term incentives seek to better align the executive’s interest with those of the stockholders. They are generally targeted to position PMI’s executives competitively between the 50th and 75th percentile of PMI’s peer group, depending upon the performance of PMI’s common stock. Stock options are generally awarded on an annual basis to officers and key employees of PMI and its affiliates. Stock options and other long-term incentive awards are made under PMI’s Equity Incentive Plan.

During 2004, executive officers received an annual award of stock options that vest in three equal installments on the first, second and third anniversaries of the grant, assuming continued employment with PMI. The stock options granted have a per share exercise price equal to 100 percent of the fair market value of a share of common stock on the grant date, with a maximum term of up to ten years. The stock options awarded to PMI’s Named Executive Officers in 2004 are shown in the table on page 15.

EXECUTIVE STOCK OWNERSHIP.    Our focus on stockholder value creation is further supported by our policy for minimum stock ownership levels for executives. Every executive is expected to achieve an ownership stake in PMI that has a market value equal to a minimum range from one to three times (depending on the executive) such executive’s annual base salary. Executive officers are expected to achieve this ownership position through direct ownership of shares, indirectly through various of PMI’s 401(k), deferred compensation or equity incentive plans or through vested stock options where the option exercise price is less than the current market price of PMI’s common stock (and such vested options are valued at the amount by which the market price of PMI’s common stock exceeds the option’s exercise price). The applicable level of stock ownership is to be achieved over a period of five years from the date of becoming an executive officer. The stock ownership levels of PMI’s Named Executive Officers are shown on page 18.

ADDITIONAL AWARDS AND OTHER PROGRAMS.    We may grant additional short-term and long-term awards to recognize increased responsibilities or special contributions to attract new hires to PMI, to retain executives or to recognize special circumstances. PMI also provides its executive officers with life and medical insurance; pension, savings and compensation deferral programs; and other benefits that are competitive with market practices.

POLICY ON DEDUCTIBILITY OF COMPENSATION.    We also consider whether compensation paid to PMI’s executives will be fully tax deductible to PMI. Section 162(m) of the Code contains special rules regarding the federal income tax deductibility of compensation paid to the Chief Executive Officer and to each of the other four most highly compensated Named Executive Officers. The general rule is that annual compensation paid to any of these executives will be deductible to PMI only to the extent that it does not exceed $1,000,000 or qualifies as “performance-based” compensation under Section 162(m). The Committee has adopted a policy with respect to Section 162(m) providing that the compensation program continue to meet all the current tests required for compensation to be deductible for federal income tax purposes. We have the discretion to make nondeductible awards, to the extent we determine it is consistent with PMI’s best interests, to reward employees for excellent service or recruit new executives while taking into consideration the financial effects such action may have on PMI. All compensation paid by PMI to its senior executives in 2004 was fully tax deductible.

CEO COMPENSATION AND EVALUATION.    In considering the CEO’s compensation, the Committee reviewed the performance of PMI in 2004 and the activities and accomplishments of Mr. Haughton in relation to the strategic plans and goals of PMI. The Committee recognized Mr. Haughton’s continuing execution of PMI’s strategy to become a diversified, global credit enhancement provider. In particular, the Committee recognized Mr. Haughton’s leadership role in oversight of PMI’s significant investment in FGIC Corporation. The Committee also considered comparative compensation information from the Compensation Peer Group.

In 2004, we approved an increase in Mr. Haughton’s base salary from $750,000 for 2003 to $775,000 for 2004. This increase was intended to ensure that Mr. Haughton’s salary remains competitive with those companies with whom PMI compares itself. In 2004, we set Mr. Haughton’s maximum annual incentive award that could be awarded to him for 2004 at 200% of his 2004 base salary. In February 2005, we awarded to Mr. Haughton an annual incentive award of $1,400,000, representing 181% of his 2004 base salary. We established this annual incentive award primarily based upon the 2004 net income performance measures approved by the Committee and discussed above but also considered the qualitative factors described in the preceding paragraph.

In accordance with the Equity Incentive Plan and in connection with the compensation levels approved by the Committee for key executives, in 2004, we awarded Mr. Haughton a stock option grant covering 128,900 shares. The stock options granted to Mr. Haughton vest in three equal installments on the first, second and third anniversaries of the date of the award, assuming continued employment with PMI. The stock options have an exercise price of $38.80 per share (100% of the fair market value on the grant date), and a maximum term of ten years. Also under the Equity Incentive Plan in 2004, Mr. Haughton was awarded 60,000 shares of restricted stock, which vest on the earlier of the day following PMI’s 2006 Annual Meeting or June 1, 2006, provided that Mr. Haughton remains employed with PMI on the vesting date. In awarding the stock options and restricted stock, the Committee considered, among other factors, the importance of retaining Mr. Haughton in his current role at PMI, his accomplishments in 2004, and the Committee’s long-standing goal of retaining high quality executives.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Raymond L. Ocampo Jr., Chair

Louis G. Lower II, Vice-Chair

Steven L. Scheid

Richard L. Thomas

Ronald H. Zech

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION;

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2004, the following directors served as members of the Compensation Committee of the Board of Directors: Wayne E. Hedien, Louis G. Lower II, Raymond L. Ocampo Jr., Dr. Kenneth T. Rosen, Steven L. Scheid, Richard L. Thomas and Ronald H. Zech. Marilee Groth, sister of director Steven L. Scheid, was a non-executive employee of the Company through May 16, 2004. She was paid aggregate compensation of $69,501 for her services as a non-executive employee and subsequently, as a consultant, of the Company during 2004.

PERFORMANCE GRAPH

The graph shown below compares the cumulative total stockholder return for our common stock for the last five fiscal years with that of the Standard & Poor’s 500 Index, the Russell 1000 Financial Services Index and the Mortgage Insurance Company Index. The graph plots the changes in value of an initial $100 investment over the indicated time periods, assuming all dividends are reinvested quarterly. The total stockholders’ returns are not necessarily indicative of future returns.

Comparison of the PMI Group, Inc. and Benchmarks

Total Return Index

Total Return* and Total Rate of Return**

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
S&P 500 Total Rate of Return – (10.94)%	100.00	90.89	80.14	62.47	80.35	89.06
The PMI Group, Inc. Total Rate of Return – 73.88%	100.00	139.07	138.01	124.10	154.42	173.88
Russell 1000 Financial Services Total Rate of Return – 35.77%	100.00	126.16	108.55	92.01	120.00	135.77
MI Index Total Rate of Return – 44.48%	100.00	122.94	121.27	91.88	124.21	144.48

Note:	These numbers represent an index of total return performance of our common stock vs. the S&P 500, Russell 1000 Financial Services and the Mortgage Insurance Company indices (the latter including Radian Group, Inc., MGIC Investment Corporation and Triad Guaranty, Inc.) using the starting date of December 31, 1999 with a value of $100.

*Total Return    =    Capital Appreciation + Dividend Income for the period 12/31/99 – 12/31/04

**Total Rate of Return	=	Total Return – 100
100

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own ten percent or more of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock. Directors, officers and more than ten percent stockholders are required by SEC regulations to furnish PMI with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of these Forms 3, 4 and 5 reports received by PMI, and certain written representations received from our directors and executive officers, PMI believes that, during 2004, all reports required to be filed under Section 16(a) were filed on a timely basis, except a Form 5 for the 2004 calendar year reporting a gift of 200 shares by director John Roach.

AUDIT COMMITTEE REPORT

The role of the Audit Committee is to assist the Board of Directors in its oversight of: (i) the integrity of PMI’s consolidated financial statements, (ii) PMI’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, and (iv) the performance of the independent auditors and PMI’s internal audit function; and to prepare this report. The Board of Directors, in its business judgment, has determined that all members of the Committee are “independent” as required by applicable listing standards of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission.

The Audit Committee Charter, a copy of which is attached to this Proxy Statement as Appendix B, is reviewed at least annually by the Audit Committee and specifies the scope of the Audit Committee’s responsibilities. As set forth in the Charter, management is responsible for the preparation, presentation and integrity of our consolidated financial statements, our accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. PMI’s independent auditor is responsible for auditing our consolidated financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

In the performance of its oversight function, the Audit Committee has reviewed and discussed PMI’s audited consolidated financial statements for the year ended December 31, 2004 and related controls, compliance and other matters with management and the independent auditor. These discussions included those matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The Audit Committee also has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with the auditors the auditors’ independence.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not necessarily experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that our consolidated financial statements are fairly stated in all material respects, that the audit of our consolidated financial statements has been carried out in accordance with generally accepted auditing standards, that the consolidated financial statements are presented in accordance with generally accepted accounting principles or that our auditors are in fact “independent.”

In reliance upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and as set forth in the Charter, the Audit Committee recommended to the Board of Directors that PMI’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

MARIANN BYERWALTER, CHAIR

CARMINE GUERRO, VICE CHAIR

DR. JAMES C. CASTLE

JOHN D. ROACH

MARY LEE WIDENER

ITEM 2:    RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected Ernst & Young LLP as independent public auditors to audit our financial statements for the year ending December 31, 2005. During 2004, Ernst & Young LLP audited our financial statements and performed certain audit, audit-related, tax and other services. One or more representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. This proposal is presented to the stockholders in order to permit them to participate in the selection of our auditors. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will consider the appointment of other auditors; however, the Audit Committee reserves the right to retain Ernst & Young LLP regardless of stockholder ratification. Deloitte & Touche LLP currently provides internal audit services to PMI and reports directly to the Audit Committee.

Under the Audit Committee Charter, the Audit Committee is directly responsible for the appointment, termination, compensation and oversight of the work of Ernst & Young LLP (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. Ernst & Young LLP reports directly to the Audit Committee. To ensure auditor independence with regard to services performed and to comply with the Sarbanes-Oxley Act of 2002 and the rules of SEC and the New York Stock Exchange, the Audit Committee has established detailed policies and procedures specifying services that may be performed by Ernst & Young LLP for PMI and its subsidiaries. These policies and procedures further require the pre-approval of specified services to be performed by Ernst & Young LLP. Pursuant to such policies and procedures, the Audit Committee has delegated to the Audit Committee’s Chair and Vice Chair, each individually, the authority to pre-approve the engagement of Ernst & Young LLP to provide certain tax services, due diligence services, accounting and auditing-related services and audit services. Additionally, an engagement letter satisfying specific requirements must be entered into before any such services may be provided by Ernst & Young LLP, and PMI must provide a report to the Audit Committee of each service performed pursuant to the policies and procedures at the first meeting of the Audit Committee held following the commencement of such service. PMI and its subsidiaries may not engage Ernst & Young LLP to provide any services that are not within the above-described categories of services without the pre-approval of the Audit Committee or an Audit Committee member to whom approval authority has been delegated in accordance with the rules of the SEC. PMI and its subsidiaries are further precluded under the policies and procedures from engaging Ernst & Young LLP to provide any services prohibited by the SEC. No services were approved pursuant to the “de minimis” services safe harbor exception in 2004.

Audit Fees.    Fees for audit services totaled approximately $2,088,000 for the year ended December 31, 2004 and approximately $2,042,000 for the year ended December 31, 2003. The fees paid in each year primarily related to the annual audits of PMI and its subsidiaries, reviews of our quarterly reports on Form 10-Q, consents, comfort letter procedures and audits of statutory financial statements required by state insurance departments and foreign regulatory bodies. Fees paid in 2004 also included fees relating to the attestation on internal controls over financial reporting required by section 404 of the Sarbanes-Oxley Act.

Audit-related Fees.    Fees for audit-related services totaled approximately $340,000 for the year ended December 31, 2004 and approximately $806,000 for the year ended December 31, 2003. The fees paid in each year primarily related to due diligence in connection with acquisitions, actuarial opinions required by state insurance departments and foreign regulatory bodies and audits of PMI’s employee benefit plans. Fees paid in 2003 also included assistance with the documentation of internal controls.

Tax Fees.    Fees for tax services, including tax advice and tax planning, totaled approximately $74,000 for the year ended December 31, 2004 and approximately $582,000 for the year ended December 31, 2003. The fees paid in each year primarily related to tax planning and compliance services.

All Other Fees.    Fees for all other services not included above totaled approximately $81,000 for the year ended December 31, 2004 and approximately $25,000 for the year ended December 31, 2003. The fees paid in each year principally related to Board and Board committee self-assessment survey compilation, a subscription for an accounting research tool and certain compliance reviews.

The Audit Committee has considered whether, and believes that, the provision of services described above is compatible with the auditors’ independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS ITS INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2005.

OTHER MATTERS

The Board of Directors does not know of any matters to be acted upon at the Annual Meeting except as specified in the Notice of Annual Meeting of Stockholders. However, as to any other business that may properly come before the Annual Meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies in consultation with the Board of Directors.

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

Stockholders are entitled to present proposals for action at a forthcoming stockholders’ meeting if they comply with the requirements of our bylaws and the proxy rules promulgated by the SEC. Proposals of stockholders intended for presentation at the 2006 Annual Meeting must be received by PMI for inclusion in its proxy statement and form of proxy relating to that meeting by December 16, 2005. Such proposals should be sent in writing by certified mail to the Secretary of PMI at 3003 Oak Road, Walnut Creek, California 94597. Faxed proposals will not be accepted.

In accordance with our bylaws, in order to be properly brought before the 2006 Annual Meeting, a stockholder’s notice of the matter the stockholder wishes to present must be delivered to the Secretary of PMI not less than 90 days or more than 120 days prior to the first anniversary of the date of this year’s Annual Meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our bylaws must be received by PMI not before January 19, 2006, nor later than February 18, 2006, to be timely for consideration at the 2006 Annual Meeting. In addition, such proposals and nominations must contain certain information as set forth in our bylaws. You may request a copy of our bylaws by submitting a request in writing to the Secretary of PMI. Proposals and nominations should be sent in writing by certified mail to the Secretary of PMI at 3003 Oak Road, Walnut Creek, California 94597. Faxed proposals or nominations will not be accepted.

Victor J. Bacigalupi Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

April 15, 2005

Copies of this proxy statement and of our annual report on Form 10-K for the fiscal year ended December 31, 2004 are available by visiting our investor relations website at www.pmigroup.com or free of charge by writing to the Investor Relations Department of PMI at 3003 Oak Road, Walnut Creek, California 94597.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

APPENDIX A:

BOARD OF DIRECTOR GUIDELINES ON

SIGNIFICANT CORPORATE GOVERNANCE ISSUES

1.	Director Duties and Responsibilities

The basic responsibility of the directors is to exercise their business judgment in good faith to act in what they reasonably believe to be the best interests of the Company. In discharging that obligation, directors should be entitled to rely on the honesty and integrity of their fellow directors and the Company’s senior executives and outside advisors and auditors. Directors are expected to attend the Company’s annual shareholders’ meeting, Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

2.	Chairman of the Board and Chief Executive Officer Positions

The Board remains free to decide whether the positions of Chairman of the Board (the “Chairman”) and Chief Executive Officer should be held by the same person. The Board will thus be in position to determine the best arrangement for the Company and its shareholders, given the changing circumstances of the Company and the composition of the Board.

3.	Standing Committees of the Board

The Board has the following standing committees: the Audit Committee, Compensation Committee, Financial Guaranty Oversight Committee, Governance & Nominating Committee, and Investment and Finance Committee. The Board may at any time form a new committee or disband an existing committee, other than a standing committee. Only independent directors may serve on the Audit, Compensation, Governance & Nominating and Investment and Finance committees.

4.	Assignment and Rotation of Committee Members

The Governance & Nominating Committee, with the concurrence of the Chairman, recommends to the Board, and the Board designates, the members and the chair(s) of the committees, except for the Governance & Nominating Committee, taking into account the preferences and experience of the individual directors. The Chairman recommends to the Board of Directors an individual to serve as Chair of the Governance & Nominating Committee, and those two individuals shall recommend to the Board of Directors other individuals to serve as members of the Governance & Nominating Committee. A majority of independent directors, other than members of the Governance & Nominating Committee, elect the Chair and other members of the Governance & Nominating Committee.

The Board reviews committee membership annually and considers whether membership of any committee should be changed. There are no fixed terms for committee membership. Committee chairs shall serve for a term of up to three years.

5.	Committee Meetings

Committee meetings are generally scheduled to coincide with regular Board meetings. The chair of any committee may call additional meetings as needed.

6.	Committee Agendas

The chair of each committee, in consultation with the appropriate officers and staff, develops the committee’s agenda. Directors may suggest additional agenda items and may raise at any meeting subjects that are not on the agenda.

7.	Agendas for Board Meetings

The Chairman of the Board establishes, and the Chair of the Governance & Nominating Committee as presiding director at the Board’s executive sessions shall review, the agenda for each Board meeting. Directors may suggest additional agenda items and may raise at any meeting subjects that are not on the agenda.

At least one Board meeting each year, normally in January or February, will be devoted to a review of the Company’s annual plan. The long-term strategic plan will be reviewed annually. One Board meeting will be in conjunction with the annual shareholders’ meeting.

8.	Board Materials Review and Distribution

Information that is important to the Board’s or a committee’s understanding of the business to be conducted is distributed to the members in advance of each meeting. Such information is presented in a concise manner, while still providing the necessary information. This permits more meeting time to be spent on discussion and questions from directors. If the subject is too sensitive to be distributed in writing, the presentation will be made at the meeting. Board members are expected to review the materials in advance of the meeting and contact senior management, if appropriate, with requests for additional information if needed.

9.	Executive Sessions of Non-Management Directors

At a minimum, the non-management directors meet in executive sessions at each regularly scheduled Board meeting. The Chair of the Governance & Nominating Committee chairs the executive sessions of the non-management directors.

10.	Board Access to Senior Management

Board members may initiate contact with the Company’s management.

The Chief Executive Officer invites key members of management to regularly attend Board meetings so that they may provide additional insight into the items being discussed. The Board expects that management will use this process to give exposure to managers with senior management potential.

11.	Board Compensation Review

At least bi-annually, an outside consultant prepares a report for the Governance & Nominating Committee on the status of the Company’s Board compensation in relation to other industry and peer companies.

The form and amount of Board compensation are proposed from time to time by the Governance & Nominating Committee, and are subject to discussion and concurrence by the Board. Such compensation will be set in accordance with the policies and principles established by the Governance & Nominating Committee and the Board of Directors in accordance with the listing standards of the New York Stock Exchange and applicable laws and regulations.

12.	Size of the Board

The Board believes that 9 to 15 members is the optimum size range for this Board.

13.	Composition of the Board

The Board will have a majority of directors who meet the Company’s criteria for independence, as well as the listing standards of the New York Stock Exchange and applicable laws and regulations. The Board believes that in most situations the Chief Executive Officer should be the only employee-director, but certain circumstances may warrant the addition of not more than a few others.

14.	Corporate Governance

The Governance & Nominating Committee develops and monitors the Company’s governance practices and procedures and directors’ responsibilities in consultation with the Chairman, senior management and outside advisors, and subject to the concurrence of the Board of Directors.

15.	Board Guidelines on Non-Management Director Independence

The Governance & Nominating Committee oversees the Board’s annual review of the independence of all non-management directors. In accordance with the listing standards of the New York Stock Exchange, to be considered independent a non-management director must be determined by the Board to have no material relationship with the Company (either directly or as a partner, shareholder or officer of a company that has a relationship with the Company) other than as a director. The Board has established the guidelines set forth in Appendix A to assist it in its determinations of director independence.

16.	Director’s Ownership of Shares

Each director is expected, over time, to accumulate and retain common shares that have a market value equal to a minimum of 5x the annual retainer. Stock owned for purposes of this guideline includes: (a) common stock, including shares held in a retirement plan, (b) common stock equivalents held in connection with The PMI Group, Inc. Directors’ Deferred Compensation Plan, (c) vested stock options that have an exercise price below the current market price for the Company’s common stock (and such vested options are valued at the amount by which the common stock market price exceeds the options’ exercise price), and (d) stock units. Ownership guidelines are reviewed concurrently with a review of Board compensation.

17.	Resignation or Retirement of Officers as Board Members

A director who is also an officer of the Company or any of its subsidiaries shall resign from the Board when he or she resigns or retires as an officer.

18.	Board Membership Criteria

The Board establishes the criteria for identifying individuals qualified to become Board members. The minimum criteria for selecting director nominees include, but are not limited to, the following:

a)	Highest standards of personal character, conduct and integrity.

b)	An understanding of the interests of shareholders, customers, employees, suppliers, communities and the general public, and the intention and ability to act in the interests of all shareholders.

c)	Experience in a position of leadership and substantial accomplishment in his or her field of endeavor, which may include business, government, not-for-profits or academia.

d)	The ability to understand and exercise sound judgment on issues related to the Company.

e)	A willingness and ability to devote the time and effort required to serve effectively on the Board, including preparation for and attendance at Board and committee meetings.

f)	Free of interests or affiliations that could give rise to a biased approach to directorship responsibilities and/or a conflict of interest.

19.	Selection of New Director Candidates

It is the responsibility of the Governance & Nominating Committee to identify and recommend nominees for director positions to the Board, which shall in turn submit its recommendations to the shareholders for election. The Governance & Nominating Committee considers candidates recommended by directors and shareholders consistent with the By-laws of the Company. Shareholders may submit written recommendations for nominees to the Chair of the Governance & Nominating Committee in care of the Company’s Secretary.

20.	Extending the Invitation to a New Potential Director

An invitation to stand for election to the Board may be extended by the Board itself, through its authorized delegates, which in most instances will be the Chair of the Governance & Nominating Committee.

21.	Assessing Board and Committee Performance

On behalf of the Board, the Governance & Nominating Committee oversees an annual evaluation of the Board’s performance and reports the results of such evaluation to the Board, preferably in the last quarter of the year. Each standing committee will perform an annual evaluation of its effectiveness. The results of these evaluations will be discussed with the full Board.

22.	Directors Who Change Their Present Job Responsibilities

Directors who change their principal employment or other responsibilities are expected to offer to resign from the Board.

While such a resignation may not be accepted, the practice provides an opportunity for the Board, initially through the Governance & Nominating Committee, to review the appropriateness of the member’s continued membership on the Board.

23.	Term Limits

While the Board has not established term limits, the Governance & Nominating Committee, in consultation with the Chairman, will periodically review each director’s continuation on the Board.

24.	Retirement Age

A director may not stand for re-election in the calendar year following the date of his or her 72nd birthday. The age limit may be waived upon the recommendation of the Chairman and CEO and the Governance & Nominating Committee, subject to approval of the Board.

25.	Formal Evaluation of the Chief Executive Officer

The Board performs an annual evaluation of the Chief Executive Officer. The Governance & Nominating Committee provides a written assessment of the Chief Executive Officer as part of the Board’s annual evaluation. The results of the evaluation are communicated to the Chief Executive Officer by one or more of the directors.

The evaluation is based on broad-based objective criteria such as the Company’s overall performance, accomplishment of long-term strategic objectives, leadership development, and other factors deemed relevant by the Governance & Nominating Committee.

The evaluation is used by the Compensation Committee in its annual review of the compensation of the Chief Executive Officer.

26.	Succession Planning

The Chief Executive Officer reports annually to the full Board on succession planning.

The Chief Executive Officer also communicates to the full Board his or her current recommendation as to a successor in case the Chief Executive Officer becomes unable to perform his or her duties.

The Board’s succession planning review should include policies and principles for Chief Executive Officer selection and performance review, including the evaluation of potential successors to the Chief Executive Officer and policies regarding succession in the event of an emergency or the retirement of the Chief Executive Officer.

27.	Communicating with Directors

The Audit Committee and the Board have established procedures to enable shareholders, employees and third parties to communicate with the Board, the presiding director of the Board or a particular Board committee, including the Audit Committee. All such communications, whether by letter, email or telephone, will be received by the General Counsel of the Company, who will forward them to the intended or appropriate recipients. Contact information and a description of the procedures for handling these communications is published in the proxy statement for each annual meeting and posted on the Company’s internet website.

28.	Non-Management Director Communications with Institutional Investors, the Press and Members of the Public

Management appoints persons to interact with institutional investors, the press and members of the public. Non-management directors ordinarily do not communicate directly with these constituencies about Company matters, unless requested to do so by the Board or management.

29.	Director Education/Orientation

Directors are strongly encouraged to attend annually a director education program. The Company shall reimburse the directors for all reasonable expenses incurred with attendance at such program. New directors shall participate in an orientation program including presentations by senior management conducted no later than two months after the time the new director joins the Board.

30.	Shareholder Rights Plan

Only non-management directors may participate in the review, discussion and voting concerning a shareholder rights plan.

31.	Independent Advisors

The Board and each committee have the power to hire at the expense of the Company independent legal, financial or other advisors as they may deem necessary, without consulting or obtaining the approval of any officer of the Company in advance.

APPENDIX A

Board Guidelines on Non-Management Director Independence

The PMI Group, Inc. Board of Directors has established the following guidelines to assist in its determinations of director independence. In addition to applying these guidelines, the Board will consider all relevant facts and circumstances in making an independence determination.

A non-management director is not independent if, currently or within the preceding three years:

(a)	the director is or was employed by the Company;

(b)	an immediate family member of the director is or was employed by the Company as an executive officer;

(c)	the director (i) is currently a partner or employed by the Company’s independent auditor or internal auditor or (ii) was a partner or employee of such firm and personally worked on the Company’s audit within the last three years;

(d)	an immediate family member of the director (i) is a current partner of the Company’s independent auditor or internal auditor, (ii) is a current employee of the Company’s independent auditor or internal auditor and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or (iii) was a partner or employee of such firm and personally worked on the Company’s audit within the last three years; or

(e)	the director, or an immediate family member of the director, is or was employed as an executive officer by a company at the same time when a PMI executive officer serves or served on that company’s compensation committee.

A non-management director is not independent if, during any 12-month period within any of the preceding three years, the director or an immediate family member has received from the Company more than $100,000 in direct compensation, which shall not include: (a) director or committee fees and pension or other forms of deferred compensation for prior service; provided that such compensation is not contingent on continued service; (b) compensation for former service as an interim chairman or CEO or other executive officer; and (c) compensation received by an immediate family member for service as an employee at a level below executive officer. Audit Committee members, however, may not have any direct or indirect financial relationship with the Company other than as directors. Audit Committee members may receive directors’ fees in the form of cash, stock, stock units, stock options, deferred compensation, or other in-kind consideration ordinarily available to directors, as well as regular benefits that other directors receive.

A non-management director is not independent if the director is currently employed, or has a family member currently employed, as an executive officer, by another company, including a tax exempt organization, that has made payments to or received payments from the Company for property or services in an amount that exceeds, in any of the last three fiscal years of such company, the greater of $1 million or 2% of the other company’s consolidated gross revenues.

The following are not material relationships that impair a director’s independence:

(a)	the director is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than 1% of the total consolidated assets of the company for which he or she serves as an executive officer; or

(b)	the director serves as an officer, director or trustee of a tax-exempt organization and the Company’s contributions to the organization (excluding Company automatic matching of employee contributions) in any fiscal year are less than the greater of $1 million or 2% of that organization’s consolidated gross revenues.

APPENDIX B:

THE PMI GROUP, INC.

AUDIT COMMITTEE CHARTER

The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with management’s policies and procedures regarding legal and regulatory requirements and (3) the qualifications and independence of the external auditors and the performance of the Company’s internal audit function and independent external auditors.

The Audit Committee and its members shall meet the independence, experience and other requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (the “Commission”). In particular, the Chairman of the Audit Committee shall have accounting or related financial management expertise. The members of the Audit Committee shall be appointed by the Board on the recommendation of the Governance and Nominating Committee.

The Audit Committee shall have the authority to retain special legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditors for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Audit Committee may also meet with the Company’s investment bankers or financial analysts who follow the Company.

The Audit Committee shall make regular reports to the Board.

The Audit Committee shall:

1.	Review and reassess the adequacy of this Charter annually, recommend any proposed changes to the Board for approval and publish it in accordance with SEC regulations.

2.	Review and discuss the annual audited financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s annual report on Form 10-K and major issues regarding accounting and auditing principles and practices, including off-balance sheet structures, as well as the adequacy of internal controls that could significantly affect the Company’s financial statements.

3.	Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including an analysis of the effect of estimates and judgments by management that would result in lower revenues and/or profits and in higher asset write-offs and /or greater liabilities on the Company’s financial statements and a description of any transactions as to which management obtained Statement on Auditing Standards No. 50 letters.

4.	Review with management and the independent auditor the effect of regulatory and accounting initiatives.

5.	Review with management and the independent auditor the Company’s quarterly financial statements (including the results of the independent auditors’ reviews of the quarterly financial statements) prior to the release of quarterly earnings, and in such event, the Audit Committee can be represented by its Chair.

6.	Review with management and the independent auditor the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s quarterly reports on Form 10-Q.

7.	Review disclosures made to the Audit Committee by the Company’s chief executive officer and financial officer during their certifications process for the annual report on Form 10-K and quarterly reports on Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

8.	Meet periodically with management to review and discuss policies with respect to risk assessment and risk management, as well as the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

9.	Review major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

10.	The Audit Committee shall be directly responsible for the appointment, termination, compensation and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditors shall report directly to the Audit Committee.

11.	The Audit Committee shall preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditors, or may establish policies and procedures for pre-approval, consistent with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission.

12.	Receive periodic reports from the independent auditor regarding the auditor’s independence in accordance with applicable standards, discuss such reports with the auditor, consider whether the provision of non-audit services is compatible with maintaining the auditor’s independence and, if so determined by the Audit Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditor.

13.	Review and discuss quarterly reports from the independent auditors, including on:

a.	All critical accounting polices and practices used by the Company.

b.	All material alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors.

c.	Other material communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

14.	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

15.	Ensure the rotation of audit partners (as defined by the Commission) as required by law.

16.	Approve in advance the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

17.	Discuss with the independent auditor issues upon which it consulted with its national office.

18.	The Audit Committee shall be directly responsible for the appointment, termination, compensation and oversight of the work of the internal auditors for the purpose of preparing or issuing an audit report or related work. The internal auditors shall report directly to the Audit Committee.

19.	Review the significant reports to management prepared by the internal auditors and management’s responses.

20.	Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

21.	Obtain from the independent auditor assurance that if it detects or becomes aware of any illegal act, the Audit Committee is adequately informed and provides a report if the independent auditors have reached specific conclusions with respect to such illegal acts, as described under Section 10A of the Private Securities Litigation Reform Act of 1995.

22.	Obtain reports from management, the Company’s internal auditors and the independent auditor that the Company’s subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Business Ethics Handbook, including disclosures of insider and affiliated party transactions.

23.	Discuss with the independent auditor the matters required to be discussed by the independent auditor regarding all relevant Statements on Auditing Standards, including but not limited to Statement on Auditing Standard No. 61, relating to the conduct of the audit.

24.	Review with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies.

25.	Review with the independent and internal auditors any problems or difficulties such auditors may have encountered and management’s response, as well as any management or other letter provided by the auditors and the Company’s response to that letter. Such review should include:

a.	Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, and any disagreement with management.

b.	Any changes required in the planned scope of the audits.

c.	The internal auditor’s responsibilities, budget and staffing.

26.	Prepare an audit committee report as required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

27.	Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s guidelines for ethical conduct.

28.	Review with the Company’s General Counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

29.	Meet at least quarterly with the chief financial officer, the internal auditor and the independent auditor in separate executive sessions.

30.	Meet at least four times annually with agendas for such meetings prepared or approved in advance by the Audit Committee Chair.

31.	Review its performance annually.

32.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

33.	Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are fairly stated in all material respects in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibility of management and the independent auditor.

PROOF # 1

PROXY

ANNUAL MEETING OF STOCKHOLDERS ALL STOCKHOLDERS ARE CORDIALLY INVITED TO

ATTEND THE ANNUAL MEETING OF THE PMI GROUP, INC.

THURSDAY, MAY 19, 2005 9:00 A.M.

THE PMI GROUP, INC. FIRST FLOOR CONFERENCE CENTER

3003 OAK ROAD

WALNUT CREEK, CALIFORNIA 94597

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE OTHER SIDE OF THIS CARD. IF YOU ARE A STOCKHOLDER OF RECORD, YOU MAY USE THE TOLL-FREE TELEPHONE NUMBER SET FORTH ON THE REVERSE SIDE OF THIS PROXY CARD TO AUTHORIZE A PROXY TO VOTE YOUR SHARES. YOU WILL REDUCE PMI’S EXPENSE IN SOLICITING PROXIES IF YOU AUTHORIZE A PROXY TO VOTE BY TELEPHONE.

THE PMI GROUP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 19, 2005

The undersigned, revoking any proxy previously given, hereby appoints W. Roger Haughton, L. Stephen Smith and Victor J. Bacigalupi, or any of them, as Proxies, with full power of substitution, to represent and vote all shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on May 19, 2005 at 9:00 a.m. Pacific time at 3003 Oak Road, Walnut Creek, California, or any adjournments or postponements thereof as designated on the reverse side, and upon any and all matters which may properly be brought before the Annual Meeting or any adjournments or postponements thereof. Receipt of the 2005 Notice of Annual Meeting of Stockholders and Proxy Statement is hereby acknowledged. This proxy, when properly executed, will be voted in the manner directed by you. If you do not give any direction, this proxy will be voted “FOR ALL NOMINEES” for Proposal 1 and “FOR” Proposal 2, and in the discretion of the Proxies upon such other matters as may properly come before the Annual Meeting.

(Continued and to be signed on reverse side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

THE PMI GROUP, INC.

May 19, 2005

PROOF # 3 PROXY

PROXY VOTING INSTRUCTIONS

VOTE BY TELEPHONE QUICK ** EASY ** IMMEDIATE

TO VOTE YOUR PROXY BY MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE - Call toll-free 1-800-PROXIES

(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

PLEASE DO NOT RETURN THE PROXY CARD IF VOTED BY TELEPHONE

COMPANY NUMBER

ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone.

PROPOSALS 1 AND 2 ARE SUBMITTED BY THE PMI GROUP, INC. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES FOR PROPOSAL 1 AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. Election of 15 Directors:

FOR ALL NOMINEES

WITHHOLD AUTHORITY FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

NOMINEES:

Mariann Byerwalter Dr. James C. Castle Carmine Guerro W. Roger Haughton Wayne E. Hedien Louis G. Lower ll Raymond L. Ocampo Jr. John D. Roach Dr. Kenneth T. Rosen Steven L. Scheid L. Stephen Smith Richard L. Thomas José H. Villarreal

Mary Lee Widener Ronald H. Zech

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2005.

FOR AGAINST ABSTAIN

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.